Exhibit 10.1

Execution Version

CONTRIBUTION AND TRANSFER AGREEMENT

dated as of September 1, 2014

by and among

TALLGRASS ENERGY PARTNERS, LP,

TALLGRASS OPERATIONS, LLC

and

TALLGRASS PONY EXPRESS PIPELINE, LLC

and for certain limited purposes,

TALLGRASS DEVELOPMENT, LP

i

(Continued)

ii

(Continued)

DISCLOSURE SCHEDULES

Disclosure Schedule 3.3	-	Consents
Disclosure Schedule 3.5(b)	-	Liabilities
Disclosure Schedule 3.7(a)	-	Real Property
Disclosure Schedule 3.8	-	Litigation
Disclosure Schedule 3.9	-	Adverse Changes
Disclosure Schedule 3.11	-	Environmental Matters
Disclosure Schedule 3.12	-	Licenses and Permits
Disclosure Schedule 3.13(a)	-	Contracts
Disclosure Schedule 3.13(b)	-	Contracts
Disclosure Schedule 3.16	-	Insurance
Disclosure Schedule 3.21	-	Management Projections and Budget

EXHIBITS
Exhibit A	-	Form of Assignment Agreement
Exhibit B	-	Form of Amended and Restated Pony Express LLC Agreement
Exhibit C	-	Pony Express Construction Activities
Exhibit D	-	Form of Statement of Qualifying Capital Expenditures Regarding Operations Cash Amount
Exhibit E	-	Form of Statement of Qualifying Capital Expenditures Regarding Distribution Amount and Excess Amount

APPENDICES
Appendix A	-	The Partnership, Development and Operations Designated Personnel

iii

CONTRIBUTION AND TRANSFER AGREEMENT

This Contribution and Transfer Agreement (this “Agreement”) is made and effective for tax purposes as of September 5, 2014, and effective for all other purposes as of September 1, 2014, by and among Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), Tallgrass Pony Express Pipeline, LLC, a Delaware limited liability company (the “Company”), and Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”). In addition, Tallgrass Development, LP, a Delaware limited partnership (“Development”), is a party to this Agreement for the limited purposes set forth in Articles III, VI and VII.

RECITALS

WHEREAS, Operations owns 100% of the issued and outstanding membership interests in the Company;

WHEREAS, Operations desires to contribute and transfer 1.9585% (as such percentage is computed before giving effect to the issuance of the New Interest described below) or 1.6650% (as such percentage is computed after giving effect to the issuance of the New Interest described below) of the issued and outstanding membership interests in the Company (such membership interests in the Company being referred to herein as the “Existing Interest”), to the Partnership (or its designee) pursuant to the terms of this Agreement and the Assignment Agreement, and the Partnership (or its designee) desires to accept and acquire the Existing Interest in accordance with the terms of this Agreement and the Assignment Agreement;

WHEREAS, the Company desires to issue new membership interests in the Company (the “New Interest”) to the Partnership (or its designee) pursuant to the terms of this Agreement and the Amended and Restated Pony Express LLC Agreement, which, when combined with the Existing Interest, will together constitute 33.3% of the Company’s issued and outstanding membership interests following the Closing (the “Subject Interest”), and the Partnership (or its designee) desires to accept and acquire the New Interest in accordance with the terms of this Agreement and the Amended and Restated Pony Express LLC Agreement;

WHEREAS, the Conflicts Committee has previously (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the amount to be distributed and paid by the Partnership pursuant to the Transaction is fair, from a financial point of view, to the Partnership and to the holders of Common Units of the Partnership (other than Operations and its Affiliates) and (ii) found the Transaction to be fair and reasonable to the Partnership and holders of its Common Units (other than Operations and its Affiliates) and recommended that the board of directors (the “Board of Directors”) of Tallgrass MLP GP, LLC, the general partner of the Partnership (the “General Partner”), approve the Transaction and, subsequently, the Board of Directors has approved the Transaction.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that (i) with respect to Operations, the term “Affiliate” shall exclude the Partnership, the General Partner and the Partnership’s subsidiaries, (ii) with respect to the Partnership, the term “Affiliate” shall exclude Operations, Operations’ subsidiaries (other than the Partnership and its subsidiaries), Development, its general partner and Tallgrass GP Holdings, LLC, and (iii) members of the Company Group shall be deemed to be “Affiliates” (x) prior to the Closing, of Operations and (y) on and after the Closing, of the Partnership. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” has the meaning ascribed to such term in the preamble.

“Amended and Restated Pony Express LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company substantially in the form of Exhibit B attached hereto, to be entered into by Operations, PXP Holdings and the Company in connection with the Closing.

“Ancillary Agreement” means the Assignment Agreement.

“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).

“Assignment Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, pursuant to which Operations will assign the Existing Interest to PXP Holdings.

“Balance Sheet” has the meaning ascribed to such term in Section 3.5(a).

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Ceiling Amount” has the meaning ascribed to such term in Section 6.11(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Units” has the meaning given to such term in the Partnership Agreement.

“Common Unit Quantity” means 70,340 Common Units.

“Company” has the meaning ascribed to such term in the preamble.

“Company Assets” means all of the assets owned on the Closing Date by the Company Group, including the Pony Express Pipeline.

“Company Cash Amount” means $570,000,000, which represents the sum of the Distribution Amount and the Pony Express Construction Capital Contribution.

“Company Group” means the Company, PXP Colorado, and NECL Realty, together or individually as the context requires.

“Company Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of the Company Group, other than any effect or change (a) that impacts the crude oil transportation industry generally (including any change in the prices of crude oil or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (b) in United States or global political or economic conditions or financial markets in general, or (c) resulting from the announcement of the transactions contemplated by this Agreement and the Ancillary Agreement and the taking of any actions contemplated by this Agreement or the Ancillary Agreement, provided, that in the case of clauses (a) and (b), the impact on the Company Group is not materially disproportionate to the impact on similarly situated parties in the crude oil transportation industry, or (ii) the ability of Operations to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Conflicts Committee” means the conflicts committee of the Board of Directors.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Deductible Amount” has the meaning ascribed to such term in Section 6.11(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Development” has the meaning ascribed to such term in the preamble.

“Development Indemnified Parties” has the meaning ascribed to such term in Section 6.2.

“Direct Claim” has the meaning ascribed to such term in Section 6.10.

“Disclosure Schedules” has the meaning ascribed to such term in Article III.

“Distribution Amount” means $300,000,000, which represents the excess of the Company Cash Amount over the Pony Express Construction Capital Contribution.

“DRULPA” mean the Delaware Revised Uniform Limited Partnership Act.

“Easements” has the meaning ascribed to such term in Section 3.7(a).

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as such law may be amended after the Closing Date: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Federal Insecticide, Fungicide and Rodenticide Act; (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises, and (xiv) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including, but not limited to, the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“Excess Proceeds” has the meaning ascribed to such term in Section 2.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Interest” has the meaning ascribed to such term in the recitals.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Advisor” has the meaning ascribed to such term in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the recitals.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel. The designated personnel for Development, Operations and the Partnership are set forth on Appendix A.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Material Contract” has the meaning ascribed to such term in Section 3.13(a).

“Minimum Claim Amount” has the meaning ascribed to such term in Section 6.11(a).

“NECL Realty” means NECL Realty Holdings, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of the Company.

“New Interest” has the meaning ascribed to such term in the recitals.

“Notice” has the meaning ascribed to such term in Section 7.4.

“Omnibus Agreement” means that certain Omnibus Agreement dated May 17, 2013 by and among Development, the Partnership, the General Partner and Tallgrass Development GP, LLC, a Delaware limited liability company.

“Operations” has the meaning ascribed to such term in the preamble.

“Operations Cash Amount” means $27,000,000.

“Partnership” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 17, 2013.

“Partnership Indemnified Parties” has the meaning ascribed to such term in Section 6.1.

“Permits” has the meaning ascribed to such term in Section 3.12(a).

“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Company Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Company Assets to which they pertain or Operations’ ability to perform its obligations hereunder; (iv) Liens for Taxes that are not yet due and payable; (v) pipeline, utility and similar easements and other rights in respect of surface operations; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Company Group’s business; and (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Pony Express Construction Activities” has the meaning ascribed to such term in Section 2.5(b).

“Pony Express Construction Capital Contribution” has the meaning ascribed to such term in Section 2.5(b).

“Pony Express LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Company, dated November 13, 2012.

“Pony Express Pipeline” means (1) the approximately 690 mile crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma, with delivery points at Ponca City Refinery and Deeprock in Cushing, (2) an approximate 66 mile lateral in Northeast Colorado that will commence in Weld County, Colorado and interconnect with the Pony Express mainline just east of Sterling, Colorado, as specifically described in the Amended and Restated Articles of Incorporation of PXP Colorado, as filed with the Colorado Secretary of State on June 17, 2014 and (3) 15 pump stations, together in all cases with associated rights of way and related equipment and assets.

“PXP Colorado” means Tallgrass Pony Express Pipeline (Colorado), Inc., a Colorado corporation and direct subsidiary of the Company.

“PXP Holdings” means Tallgrass PXP Holdings, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of the Partnership.

“SEC Documents” has the meaning ascribed to such term in Section 4.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Subject Interest” has the meaning ascribed to such term in the recitals.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party Indemnity Claim” has the meaning ascribed to such term in Section 6.5(a).

“Transaction” means (1) the contribution and transfer of the Existing Interest, (2) the issuance of the New Interest and (3) the delivery of the Transaction Proceeds.

“Transaction Proceeds” means the issuance by the Partnership of the Common Unit Quantity and the payment by the Partnership of the Operations Cash Amount and the Company Cash Amount.

“Transfer Taxes” has the meaning ascribed to such term in Section 5.3.

Section 1.2	Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE II

CONVEYANCE AND CLOSING

Section 2.1	Conveyance.

Upon the terms and subject to the conditions set forth in this Agreement and in the Ancillary Agreement, on the Closing Date, Operations and the Company, as applicable, shall transfer, assign, contribute, issue and convey the Subject Interest to PXP Holdings, free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and the Partnership shall cause PXP Holdings to accept and acquire the Subject Interest from Operations and the Company, as applicable.

Section 2.2	Transaction Proceeds.

The aggregate amount to be issued and paid by the Partnership shall be the Transaction Proceeds. At the Closing, the Partnership (or its designee) shall deliver the Transaction Proceeds as follows:

(a)	A wire transfer of the Operations Cash Amount in immediately available funds paid to Operations or its designee(s);

(b)	The issuance to Operations of a number of Common Units equal to the Common Unit Quantity; and

(c)	A wire transfer of the Company Cash Amount in immediately available funds paid to the Company or its designee(s).

Section 2.3	Closing.

The closing (the “Closing”) of the contribution, transfer and issuance of the Subject Interest and the delivery of the Transaction Proceeds pursuant to this Agreement and the Ancillary Agreement will be held on September 5, 2014 (the “Closing Date”) at the offices of Development at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211. At the Closing, (i) Operations shall deliver to the Partnership, or cause to be delivered to the Partnership, the Ancillary Agreement duly executed by Operations, (ii) the Partnership shall deliver to Operations and the Company, as applicable, or cause to be delivered to Operations and the Company, as applicable, the Transaction Proceeds and the Ancillary Agreement duly executed by the Partnership and PXP Holdings, and (iii) Operations shall deliver to the Partnership, or cause to be delivered to the Partnership, a certificate demonstrating non-foreign status of Development meeting the requirements of Section 1445 of the Code.

Section 2.4	Amended and Restated Pony Express LLC Agreement.

Concurrent with the Closing, the Company, Operations and PXP Holdings shall enter into the Amended and Restated Pony Express LLC Agreement, effective as of the Closing Date.

Section 2.5	Distributions to Operations.

(a)	Immediately following the receipt by the Company of the Company Cash Amount pursuant to Section 2.2(c), the Company shall deliver the Distribution Amount by wire transfer in immediately available funds paid to Operations or its designee(s).

(b)

The Company Cash Amount is the sum of (i) the Distribution Amount, and (ii) the estimated amount of cash needed for the Company Group to complete the engineering, procurement and construction activities with respect to the Pony Express Pipeline set forth on Exhibit C (the “Pony Express Construction Activities”; such amount of cash being the “Pony Express Construction Capital Contribution”). It is agreed that the Pony Express Construction Activities are designed to result in the Pony Express Pipeline being operationally capable in all material respects of shipping 287,000 barrels per day of contracted volumes and 28,700 barrels per day of walk-up shipper volumes. The excess, if any, of the Pony Express Construction Capital Contribution over the amount actually spent or disbursed by or on behalf of the Company after the Closing Date to complete the Pony Express Construction Activities (such excess, the “Excess Proceeds”), shall be paid to Operations or its designee(s) in accordance with the Amended and Restated Pony Express LLC Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DEVELOPMENT AND OPERATIONS

Development and Operations, jointly and severally, hereby represent and warrant to the Partnership that, except as disclosed in the disclosure schedules delivered to the Partnership on the date of this Agreement (“Disclosure Schedules”) (it being understood that any information set forth on any Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number, unless it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement):

Section 3.1	Organization.

(a)	Operations is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	Development is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)	(i) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) PXP Colorado is a corporation duly formed, validly existing and in good standing under the laws of the State of Colorado, (iii) NECL Realty is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and (iv) each has all requisite limited liability company or corporate power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of the Company, PXP Colorado, and NECL Realty is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Operations has made available to the Partnership true and complete copies of the organizational documents of the members of the Company Group in effect as of the date of this Agreement.

Section 3.2	Authority and Approval.

(a)	Each of Development, Operations and the Company has full limited partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Ancillary Agreement to which it is party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by each of Development, Operations and the Company of this Agreement and the Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by Development, Operations and the Company have been duly authorized and approved by all requisite limited partnership or limited liability company, as applicable, action on the part of Development, Operations and the Company.

(b)	This Agreement has been duly executed and delivered by Development, Operations and the Company and constitutes the valid and legally binding obligation of each of Development, Operations and the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Ancillary Agreement will constitute a valid and legally binding obligation of Operations, enforceable against Operations in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3	No Conflict; Consents.

Except as set forth on Disclosure Schedule 3.3:

(a)

the execution, delivery and performance of this Agreement by Development, Operations and the Company does not, and the execution, delivery and performance of the Ancillary Agreement by Operations will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation, limited partnership agreement, limited liability company agreement or equivalent governing instruments of Development, Operations or the Company Group; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Development, Operations or the Company Group (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Development, Operations or any member of the Company Group is a party or by which any of them or any of the Company Assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Company Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by Operations or the Company with respect to the Subject Interest in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4	Capitalization; Title to Subject Interest.

(a)	Operations owns, beneficially and of record, the Existing Interest and will convey good title, free and clear of all Liens, to the Existing Interest to the Partnership. The Existing Interest is not subject to any agreements or understandings with respect to the voting or transfer of any of the Existing Interest (except the contribution of the Existing Interest contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Existing Interest has been duly authorized and is validly issued, fully paid (to the extent required under the Pony Express LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

(b)	The issuance by the Company of the New Interest in accordance with this Agreement and the limited liability company interests represented thereby: (i) has been duly authorized by or on behalf of the Company pursuant to the Amended and Restated Pony Express LLC Agreement; (ii) when issued and delivered in accordance with the terms of this Agreement and the Amended and Restated Pony Express LLC Agreement, will be validly issued, fully paid (to the extent required by the Amended and Restated Pony Express LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and (iii) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Amended and Restated Pony Express LLC Agreement, the Delaware LLC Act, and applicable state and federal securities laws.

(c)	There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities (other than the preferred units to be owned by the Partnership in accordance with the Amended and Restated Pony Express LLC Agreement) or other rights (contingent or otherwise) to purchase or otherwise acquire from the Company any equity interests of or in the Company, (ii) no commitments on the part of the Company to issue membership interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of the Company reserved for issuance for any such purpose. The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities. Except for this Agreement, the Pony Express LLC Agreement and the Omnibus Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Company. Except for the 99.8% ownership interest held by the Company in PXP Colorado and the 100% ownership interest held by the Company in NECL Realty, the Company does not own any equity interests in any other Person. Neither PXP Colorado nor NECL Realty owns any equity interests in any other Person.

Section 3.5	Financial Information; Undisclosed Liabilities.

(a)	Operations has provided to the Partnership a true and complete copy of the unaudited balance sheet as of July 31, 2014 for the Company Group on a consolidated basis (the “Balance Sheet”). The Balance Sheet presents fairly in all material respects the financial position of the Company Group as of the date thereof. There are no off-balance sheet arrangements that have or are reasonably likely to have a Company Material Adverse Effect. The Balance Sheet has been prepared in accordance with GAAP consistently applied throughout the periods presented, except that the Balance Sheet does not include any notes. Except as required by GAAP, there were no changes in the method of application of the Company Group’s accounting policies or changes in the method of applying the Company Group’s use of estimates in the preparation of the Balance Sheet as compared with past practice.

(b)	Except as set forth on Disclosure Schedule 3.5(b), there are no liabilities or obligations of the Company Group of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Balance Sheet, (ii) current liabilities incurred in the ordinary course of business since July 31, 2014, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6	Internal Controls.

The system of internal controls over financial reporting to which the Company Group is subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company Assets.

Section 3.7	Title to Properties.

(a)	Disclosure Schedule 3.7(a) lists all of the material items of real property (excluding Easements (as defined below)) used or held for use by the Company Group for the conduct of the Company Group’s business. As of the date hereof, the Company Group has (1) good and marketable fee simple title to the owned real property included on Disclosure Schedule 3.7(a), free and clear of any Liens (other than Permitted Liens or as set forth on Disclosure Schedule 3.7(a)) and (2) a valid, binding and enforceable leasehold interest in each of the leased properties, as applicable, free and clear of any Liens (other than Permitted Liens or as set forth on Disclosure Schedule 3.7(a)). For purposes of this Section 3.7, “Easements” means any easements, rights of way, memorandum of easements, permits, servitudes, licenses, any instruments creating an interest in real property, and similar rights related to real property used in connection with the Company Group’s business.

(b)

The tangible personal property owned by the Company Group together with the tangible personal property owned by Affiliates of the Partnership or Operations that provide services to or for the benefit of the Company Group includes all material tangible personal property that is necessary for the Company Group to conduct its operations in substantially the same manner as currently being conducted. Each member of the Company Group has good and defensible title to its material tangible personal property, free and clear of any Liens (other than Permitted Liens).

Section 3.8	Litigation; Laws and Regulations.

Except as set forth on Disclosure Schedule 3.8:

(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to Development’s and Operations’ Knowledge, threatened against the Company Group, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against the Company Group or (iii) to Development’s and Operations’ Knowledge, pending or threatened investigations by any Governmental Authority against the Company Group, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)	None of Operations or the Company Group is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9	No Adverse Changes.

Except as set forth on Disclosure Schedule 3.9, since July 31, 2014:

(a)	there has not been a Company Material Adverse Effect;

(b)	there has not been any damage, destruction or loss to any material portion of the Company Assets, whether or not covered by insurance, in excess of $500,000;

(c)	there has been no delay in, or postponement of, the payment of any liabilities related to a member of the Company Group, the Company Assets or the Company’s business, individually or in the aggregate, in excess of $500,000; and

(d)	there is no contract, commitment or agreement to do any of the foregoing.

Section 3.10	Taxes.

(a)

To the Knowledge of Development and Operations, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Company Group, the Company Assets or the operations of the Company Group have been filed on a timely basis (taking into account all extensions of due dates); (ii) all

Taxes owed by the Company Group or any of their Affiliates with respect to the Company Group, the Company Assets or the operations of the Company Group which are or have become due, have been timely paid in full, other than Taxes the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iii) there are no Liens on any of the Company Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Company Group or its assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Company Group, the Company Assets or the operations of the Company Group.

(b)	Since Operations’ acquisition of the Company, the Company, Operations and NECL Realty (since the date of its formation) have each been treated, and as of Closing Operations and NECL Realty will each be treated, as disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i).

(c)	In the twelve (12) month period ended December 31, 2013 and throughout the period in 2014 ending on the Closing Date, more than ninety percent (90%) of the gross income (as determined for federal income tax purposes) of the business operations conducted with the assets owned directly by a member of the Company Group was qualifying income, within the meaning of Section 7704(d) of the Code.

Section 3.11	Environmental Matters.

Except as disclosed in Disclosure Schedule 3.11, or as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a)	the Company Group and the Company Assets, operations and business are in compliance with applicable Environmental Laws;

(b)	no circumstances exist with respect to the Company Group or its assets, operations and business that give rise to an obligation by the Company Group or Operations to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)	the Company Group has not received any written communication from a Governmental Authority that remains unresolved alleging that the Company Group may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)	the Company Group and the Company Assets, operations and business are not subject to any pending or, to the Knowledge of Development and Operations, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)	all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Company Group under any Environmental Law in connection with its assets, operations and business have been duly obtained or filed, are valid and currently in effect, and the Company Group and Company Assets are in compliance with such authorizations; and

(f)	there has been no release of any Hazardous Material into the environment by the Company Group, the Company Assets, operations and business, or to the Knowledge of Development and Operations, by a third party except in compliance with applicable Environmental Law.

Section 3.12	Licenses; Permits.

(a)	As of the date of this Agreement, except as set forth in Disclosure Schedule 3.12, the Company Group has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Company Material Adverse Effect.

(b)	All Permits are validly held by the Company Group and are in full force and effect, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c)	The Company Group has complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d)	There is no outstanding written notice, nor to Development’s and Operations’ Knowledge, any other notice of revocation, cancellation or termination of any Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)	No proceeding is pending or, to Development’s and Operations’ Knowledge, threatened with respect to any alleged failure by the Company Group to have any material Permit necessary for the operation of any of the Company Assets or the conduct of the Company Group’s business or to be in compliance therewith.

Section 3.13	Contracts.

(a)	Disclosure Schedule 3.13(a) contains a true and complete listing of the following contracts and other agreements to which the Company Group is, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i)	contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)	contracts containing covenants limiting the freedom of the Company Group to engage in any line of business or compete with any Person or operate at any location;

(iii)	price swaps, hedges, futures or similar instruments;

(iv)	contracts to which the Company Group, on the one hand, and an Affiliate of Operations, on the other hand, is a party or is otherwise bound;

(v)	contracts containing any preferential rights to purchase or similar rights relating to any Company Assets;

(vi)	joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vii)	contracts relating to the acquisition or disposition by the Company Group of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which the Company Group has or will have any remaining material obligation or liability or benefit;

(viii)	contracts or agreements which, individually, require or entitle the Company Group to make or receive payments of at least $5,000,000 annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which the Company Group may exercise a renewal or extension option in its sole discretion; and

(ix)	licenses relating to Intellectual Property (whether as licensee or licensor) other than licenses with respect to software used or accessed by the Company Group under a “shrink wrap,” “click wrap,” or “off the shelf” software license that is generally commercially available on standard terms.

(b)	Operations has made available to the Partnership a correct and complete copy of each Material Contract listed in Disclosure Schedule 3.13(a).

(c)	Except as would not reasonably be expected to result in a Company Material Adverse Effect or as disclosed in Disclosure Schedule 3.13(c), with respect to the Company Group: (i) each Material Contract is legal, valid and binding on and enforceable against the Company Group and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against the Company Group, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) the Company Group is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company Group, or permit termination, modification or acceleration, under any Material Contract; and (iv) to Development’s and Operations’ Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract.

Section 3.14	Employees.

No member of the Company Group has any employees.

Section 3.15	Transactions with Affiliates.

Except as otherwise contemplated in this Agreement, no member of the Company Group is, or will be immediately after Closing, a party to any agreement, contract or arrangement with any of its Affiliates prior to the Closing (other than members of the Company Group), other than those disclosed on Disclosure Schedule 3.13(a).

Section 3.16	Insurance.

Disclosure Schedule 3.16 sets forth a list of the material insurance policies that the Company Group holds or of which the Company Group is the beneficiary. Such policies are in full force and effect, and the Company Group has received no written notice of any pending or threatened termination of such policies.

Section 3.17	Intellectual Property Rights.

The Company Group owns or has the right to use all Intellectual Property necessary for or used in the conduct of the Company Group’s business as currently conducted by it, and, to Development’s and Operations’ Knowledge, its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by the Company Group, if any, is free and clear of any Liens (other than Permitted Liens). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of the Company Group under any contract providing for the license of any Intellectual Property to the Company Group, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Company Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or, to Development’s and Operations’ Knowledge, threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the Company Group or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by the Company Group. Except as would not result in a Company Material Adverse Effect, the Company Group has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 3.18	Brokerage Arrangements.

Operations has not entered (directly or indirectly) into any agreement with any Person that would obligate Operations or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 3.19	Books and Records.

Accurate copies of the respective books of account, minute books and stock or other equity record books of the Company Group have been made available for inspection to the Partnership.

Section 3.20	Regulatory Matters.

Since July 31, 2014, the Company Group (and its business, operations and assets) has been in material compliance with (a) the applicable provisions of the Interstate Commerce Act of 1887, as amended, and (b) all applicable rules, regulations, orders and tariffs of the FERC and any state public utility commission having jurisdiction over any of the Company Group’s business, operations or assets. The Company Group has duly filed all forms and reports required to be filed by or with respect to the Company Group (and its business, operations and assets) with the FERC and any state public utility commission having jurisdiction over any of the Company Group’s business, operations or assets, and such forms and reports have been prepared in accordance with Applicable Law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.21	Management Projections and Budget.

The projections and budgets identified on Disclosure Schedule 3.21, which were provided to the Partnership (including those provided to the Financial Advisor) by Development and its Affiliates as part of the Partnership’s review in connection with this Agreement, were prepared based upon assumptions that Development’s management believed to be reasonable as of the date thereof and were consistent with Development management’s expectations at the time they were prepared.

Section 3.22	Investment Intent.

Operations is receiving the Common Unit Quantity for its own account with the present intention of holding such Common Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. Operations does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to such Common Units. Operations has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of an investment in such Common Units. Operations acknowledges that such Common Units are not currently registered under the Securities Act or any applicable state securities law and may not be registered in the future, and that such Common Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. Operations acknowledges that the Partnership has no obligation to register or qualify such Common Units for resale and further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for such Common Units, and on requirements relating to the Partnership that are outside of the control of Operations, and that the Partnership is under no obligation and may not be able to satisfy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to Operations and the Company as follows:

Section 4.1	Organization and Existence.

The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. PXP Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2	Authority and Approval.

(a)

The Partnership has full limited partnership power and authority to execute and deliver this Agreement and the Ancillary Agreement, PXP Holdings has full limited liability company power and authority to execute and deliver the Ancillary Agreement, and each has full limited partnership or limited liability company power and authority, as applicable, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery of this Agreement and the Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by the Partnership and PXP Holdings have been duly authorized and approved by all requisite limited partnership and limited liability company action of the Partnership and PXP Holdings, as applicable.

(b)	This Agreement has been duly executed and delivered by or on behalf of the Partnership and constitutes the valid and legally binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Ancillary Agreement will constitute a valid and legally binding obligation of the Partnership and PXP Holdings, enforceable against the Partnership and PXP Holdings in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3	Common Units.

(a)	The issuance by the Partnership of the Common Unit Quantity pursuant to this Agreement and the limited partner interests represented thereby: (i) has been duly authorized by or on behalf of the Partnership pursuant to the Partnership Agreement; (ii) when issued and delivered in accordance with the terms of this Agreement and the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA); and (iii) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement, the DRULPA, and applicable state and federal securities laws.

(b)	The Partnership’s Common Units are listed on the New York Stock Exchange, and the Partnership has not received any notice of delisting.

(c)	On the Closing Date, the Common Unit Quantity will have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Partnership Agreement.

Section 4.4	No Conflict; Consents.

(a)	The execution, delivery and performance of this Agreement by the Partnership does not, and the execution, delivery and performance of the Ancillary Agreement by the Partnership and PXP Holdings will not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership or limited partnership agreement of the Partnership or the certificate of formation or limited liability company agreement of PXP Holdings; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership, PXP Holdings or any property or asset of the Partnership or PXP Holdings; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Partnership or PXP Holdings is a party or by which it is bound or to which any of its property is subject; and

(b)	No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Partnership or PXP Holdings in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired.

Section 4.5	Periodic Reports.

The Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “SEC Documents”) have been filed with the Commission on a timely basis. The SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of the Partnership and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 4.6	Brokerage Arrangements.

The Partnership has not entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 4.7	No Registration.

Assuming the accuracy of the representations and warranties of Operations contained in Section 3.22, the issuance of the Common Unit Quantity pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the Knowledge of the Partnership, any authorized representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption. Neither the Partnership nor any of its subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the issuance of the Common Unit Quantity in a manner that would require registration under the Securities Act.

Section 4.8	Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Partnership’s Knowledge, threatened that (a) question or involve the validity or enforceability of any of the Partnership’s or PXP Holdings’ obligations under this Agreement or the Ancillary Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Partnership or PXP Holdings of the transactions contemplated by this Agreement or the Ancillary Agreement or (ii) damages in connection with any such consummation.

Section 4.9	Investment Intent.

The Partnership is accepting the Subject Interest for its own account with the present intention of holding the Subject Interest for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Partnership acknowledges that the Subject Interest will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V

TAX MATTERS

Section 5.1	Liability for Taxes.

(a)	Operations shall be liable for, and shall indemnify, defend and hold harmless the Company from any unpaid Taxes imposed on or incurred by or with respect to the Company Group or the Company Assets with respect to any taxable period or portion thereof ending on or prior to the Closing Date to the extent such unpaid Taxes exceed any reserves therefor.

(b)	The Company Group shall be liable for any Taxes imposed on or incurred by or with respect to the Company Group or the Company Assets with respect to any taxable period or portion thereof beginning after the Closing Date.

(c)	Whenever it is necessary for purposes of this Article V to determine the amount of any Taxes imposed on or incurred by or with respect to the Company Group or the Company Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by pro rating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such taxable period ending on or prior to the Closing Date constitutes a separate taxable period applicable to the Company Group and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Company Group or the Company Assets shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)	If the Company Group receives a refund of any Taxes that Operations is responsible for hereunder, or if Operations or its Affiliates receive a refund of any Taxes that the Company Group is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.

Section 5.2	Tax Returns.

(a)	With respect to any Tax Return attributable to a taxable period ending on or before the Closing Date that is required to be filed either before or after the Closing Date with respect to the Company Group or the Company Assets, Operations shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(b)	With respect to any Tax Return attributable to a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Company Group or the Company Assets, the Company Group shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to Operations, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and the Company Group shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from Operations the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 5.1(a)).

(c)	With regard to any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the Company Group or the Company Assets, the parties shall cause each such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

Section 5.3	Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) shall be borne by the Company Group. The Company Group shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by Applicable Law, Operations and the Partnership shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 5.4	Allocation of Consideration.

The parties will use commercially reasonable efforts to agree upon an allocation of all consideration (as determined for U.S. federal income tax purposes) among the Company Assets owned directly by the Company that are treated as sold for U.S. federal income tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder. If the applicable parties agree to such allocation, such parties agree (a) that such allocation shall be used by such parties as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594, and (b) that neither such parties nor any of their respective Affiliates will take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any Tax Proceeding that is in any manner inconsistent with such allocation, except as required by Applicable Law or with the written consent of the other party.

Section 5.5	Tax Treatment and Related Covenants.

(a)	Except as otherwise provided in this Section 5.5, the parties acknowledge that the transactions described in this Agreement are properly characterized as transactions described in Sections 721(a) and 731 of the Code and agree to file all Tax Returns in a manner consistent with such treatment.

(b)

The Operations Cash Amount shall be treated (A) as a reimbursement of Operations’ capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d) to the extent that Operations provides to the Partnership on or before January 15, 2015 a statement in the form attached as Exhibit D that states the amount of qualifying capital expenditures, the basis for the qualification, and evidence satisfactory to the Partnership documenting the capital expenditures and their qualification, (B) as a “debt-financed transfer” to Operations under Treasury Regulation Section 1.707-5(b), but only as provided in the following sentence, and (C) as the proceeds of a sale by Operations of the Company Assets to the Partnership to the extent clause (A), clause (B), or any other exception to the “disguised sale” rules under Section 707 and the Treasury Regulations thereunder, are inapplicable, as Operations shall notify the Partnership on or before January 15, 2015. No later than January 15, 2015, the Partnership shall provide to Operations a calculation of the minimum and maximum amounts that could be treated as qualifying as a “debt-financed transfer” under Treasury Regulation Section 1.707-5(b), based on the Partnership’s exercise of its discretion under Treasury Regulation Section 1.163-8T, and no later than January 31, 2015 Operations will inform the Partnership of the amount within that range of minimum and maximum amounts that Operations wishes to treat as qualifying as such a debt-financed transfer. The parties will prepare and file all Tax Returns consistent with the treatment described in this Section 5.5(b), including based upon the amount elected by Operations as a debt-financed transfer. Except with the prior written consent of Operations, the Partnership agrees to act at all times in a manner consistent with this intended treatment of the Operations Cash

Amount, including, if required, disclosing the distribution of the Operations Cash Amount in accordance with the requirements of Treasury Regulation Section 1.707-3(c)(2).

(c)	The Distribution Amount and the Excess Amount, if any, shall be treated (A) as a reimbursement of Operations’ capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d) to the extent that Operations provides to the Company on or before January 15 of the year following the year in which such amount was paid a statement in the form attached as Exhibit E that states the amount of qualifying capital expenditures, the basis for the qualification, and evidence satisfactory to the Company documenting the capital expenditures and their qualification and (B) as the proceeds of a sale by Operations of the Company Assets to the extent clause (A) or any other exception to the “disguised sale” rules under Section 707 and the Treasury Regulations thereunder, are inapplicable, as Operations shall notify the Company on or before January 15 of the year following the year in which such amount was paid. Except with the prior written consent of Operations, the Company agrees to act at all times in a manner consistent with this intended treatment of the payments described in Section 2.5, including, if required, disclosing the payments in accordance with the requirements of Treasury Regulation Section 1.707-3(c)(2).

(d)	The parties acknowledge that Operations is disregarded for federal income tax purposes as an entity apart from Development pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i); accordingly, references to Operations in this Article V include Development as the context requires.

Section 5.6	Conflict.

In the event of a conflict between the provisions of this Article V and any other provisions of this Agreement, the provisions of this Article V shall control.

ARTICLE VI

INDEMNIFICATION

Section 6.1	Indemnification of the Partnership.

Subject to the limitations set forth in this Agreement, Development and Operations, from and after the Closing Date, shall, jointly and severally, indemnify, defend and hold the Partnership, its subsidiaries and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding Development, its Affiliates and the Company Group (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of Development or Operations in this Agreement or the Ancillary Agreement, or (ii) any breach of any agreement or covenant on the part of Development, Operations or the Company made under this Agreement or the Ancillary Agreement or in connection with the transactions contemplated hereby or thereby. For purposes of this Section 6.1, whether Development or Operations has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the words “material” or “Company Material Adverse Effect”).

Section 6.2	Indemnification of Development.

Subject to the limitations set forth in this Agreement, the Partnership, from and after the Closing Date, shall indemnify, defend and hold Development, its Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Development Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Development Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership in this Agreement or the Ancillary Agreement, or (ii) any breach of any agreement or covenant on the part of the Partnership made under this Agreement or the Ancillary Agreement or in connection with the transactions contemplated hereby or thereby. For purposes of this Section 6.2, whether the Partnership has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material”).

Section 6.3	Tax Indemnification.

With the exception of a breach or inaccuracy of the representations and warranties of Development and Operations contained in Section 3.10, nothing in this Article VI, other than Sections 6.6 through 6.8, shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article V.

Section 6.4	Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is fifteen (15) months following the Closing Date, except (a) the representations and warranties of Development and Operations set forth in Section 3.10 (Taxes) shall survive until the date that is ninety (90) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of Development and Operations set forth in Section 3.11 (Environmental Matters) shall terminate and expire on the third (3rd) anniversary of the Closing Date, (c) the representations and warranties of Development and Operations set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4(a) (Ownership), Section 3.4(b) (Issuance of New Interest) and Section 3.18 (Broker Fees) shall survive forever and (d) the representations and warranties of the Partnership set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.5 (Broker Fees) shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 6.4, no claim presented in writing for indemnification pursuant to this Article VI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VI or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 6.5	Demands.

(a)	Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third-party claims being collectively referred to herein as the “Third Party Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

(b)	Notwithstanding the foregoing, if the indemnified party fails to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against a Third Party Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Third Party Indemnity Claim shall not be relieved except in the event and only to the extent that the indemnifying party is prejudiced or damaged by such failure.

Section 6.6	Right to Contest and Defend.

(a)	The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within thirty (30) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Third Party Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b)	The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Third Party Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of a Third Party Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Indemnity Claim, which releases the indemnified party completely in connection with such Third Party Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

(c)	Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Indemnity Claim) if the Third Party Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.7	Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Third Party Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Third Party Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Third Party Indemnity Claim.

Section 6.8	Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Third Party Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

Section 6.9	Payment of Damages.

The indemnification required hereunder shall be made by periodic payments of the amount of Damages in connection therewith within ten (10) days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.

Section 6.10	Direct Claim.

Any claim by an indemnified party with respect to any Damages which do not result from a Third Party Indemnity Claim (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 6.11	Limitations on Indemnification.

(a)	To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.1(i), Development and Operations shall be liable only if (i) the Damages with respect to any individual claim exceed $100,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $6,000,000 (the “Deductible Amount”), and then Development and Operations shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall Development’s and Operations’ aggregate liability to the Partnership Indemnified Parties under Section 6.1 exceed $60,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4(a), Section 3.4(b), Section 3.18 and Section 3.19.

(b)	Additionally, neither the Partnership, on the one hand, nor Development and Operations, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Third Party Indemnity Claims.

Section 6.12	Sole Remedy.

No party shall have liability under this Agreement, the Ancillary Agreement or the transactions contemplated hereby or thereby except as is provided in Article V or this Article VI (other than claims or causes of action arising from fraud).

ARTICLE VII

MISCELLANEOUS

Section 7.1	Acknowledgements.

Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of the Partnership, the Disclosure Schedules attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 7.2	Cooperation; Further Assurances.

Operations, the Company and the Partnership shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Ancillary Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement and the Ancillary Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or the Ancillary Agreement.

Section 7.3	Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 7.4	Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery or by fax, as follows:

If to Development, addressed to:

Tallgrass Development, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

Attention: Mike Bengtson

Tel: (512) 322-2661

Fax: (512) 322-8349

If to Operations or the Company, addressed to:

Tallgrass Operations, LLC

c/o Tallgrass Development, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

Attention: Mike Bengtson

Tel: (512) 322-2661

Fax: (512) 322-8349

If to the Partnership, addressed to:

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: Conflicts Committee Chair

Tel: (913) 928-6010

Fax: (913) 928-6011

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: Gary W. Orloff

Tel: (713) 221-1306

Fax: (713) 221-2166

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 7.5	Governing Law.

(a)	This Agreement shall be subject to and governed by the laws of the State of Delaware. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Kansas and to venue in the state courts in Johnson County, Kansas and in the federal courts of Wyandotte County, Kansas.

(b)	Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c)	Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with Article VI).

Section 7.6	Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 7.7	Entire Agreement; Amendments and Waivers.

(a)	This Agreement and the Ancillary Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Ancillary Agreement.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.8	Conflicting Provisions.

This Agreement and the Ancillary Agreement, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Ancillary Agreement, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Ancillary Agreement, this Agreement shall control.

Section 7.9	Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to the Partnership Indemnified Parties and the Development Indemnified Parties contained in the indemnification provisions of Article VI.

Section 7.10	Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership, Development and Operations shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 7.11	Interpretation.

It is expressly agreed by the parties that neither this Agreement nor the Ancillary Agreement shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, the Ancillary Agreement or any provision hereof or thereof or who supplied the form of this Agreement or the Ancillary Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 7.12	Headings and Disclosure Schedules.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

Section 7.13	Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.14	Action by the Partnership.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OPERATIONS:

TALLGRASS OPERATIONS, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

COMPANY:

TALLGRASS PONY EXPRESS PIPELINE, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
Chief Executive Officer

THE PARTNERSHIP:

TALLGRASS ENERGY PARTNERS, LP

By:	Tallgrass MLP GP, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Contribution and Transfer Agreement

Executed by Tallgrass Development, LP,

solely for purposes of its obligations and rights under

Article III, Article VI and Article VII of this Agreement

DEVELOPMENT:

TALLGRASS DEVELOPMENT, LP

By:	Tallgrass Development GP, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Contribution and Transfer Agreement

Exhibit A

Form of Assignment Agreement

[See Attached]

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”), dated as of September 5, 2014, is entered into by and among Tallgrass Operations, LLC, a Delaware limited liability company (“Assignor”), Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”) and Tallgrass PXP Holdings, LLC, a Delaware limited liability company (“Assignee”). Assignor, the Partnership, and Assignee may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A. Pursuant to the terms of a Contribution and Transfer Agreement (the “Contribution Agreement”, with capitalized terms used but not defined herein having the respective meanings set forth in the Contribution Agreement), dated as of the date hereof, among Assignor, the Partnership, Tallgrass Pony Express Pipeline, LLC, a Delaware limited liability company (the “Company”), and Tallgrass Development, LP, a Delaware limited partnership, Assignor will transfer to Assignee (a wholly-owned subsidiary of the Partnership) 1.9585% (as such percentage is computed before giving effect to the issuance of the New Interest described in the Contribution Agreement) or 1.6650% (as such percentage is computed after giving effect to the issuance of the New Interest described in the Contribution Agreement) of the issued and outstanding membership interests in the Company (the “Subject Interest”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.1. Assignment of the Subject Interest. Assignor hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers the Subject Interest to Assignee, and Assignee hereby accepts the Subject Interest.

1.2. Contribution Agreement. This Assignment is subject to, in all respects, the terms and conditions of the Contribution Agreement, and nothing contained herein is meant to enlarge, diminish or otherwise alter the terms and conditions of the Contribution Agreement or the Parties’ duties and obligations contained therein. To the extent there is a conflict between this Assignment and the Contribution Agreement, the terms of the Contribution Agreement will control, provided, however, that the Parties acknowledge that the Partnership has directed that Assignee receive the Subject Interest.

1.3. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

1.4. Governing Law. This Assignment and the transactions contemplated hereby will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

1.5. Further Assurances. The Parties agree to execute all instruments and to take all actions that are reasonably necessary to effect the transactions contemplated hereby.

1.6. Counterparts. This Assignment may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first written above.

ASSIGNOR: TALLGRASS OPERATIONS, LLC

By:
David G. Dehaemers, Jr. President and Chief Executive Officer

PARTNERSHIP:

TALLGRASS ENERGY PARTNERS, LP
By: Tallgrass MLP GP, LLC, its general partner

By:
David G. Dehaemers, Jr. President and Chief Executive Officer

ASSIGNEE: TALLGRASS PXP HOLDINGS, LLC

By:
David G. Dehaemers, Jr. Chief Executive Officer

Signature Page to Assignment Agreement

Exhibit B

Form of Amended and Restated Pony Express LLC Agreement

[See Attached]

Execution Version

TALLGRASS PONY EXPRESS PIPELINE, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of September 1, 2014

THE COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretative Matters	11

ARTICLE II ORGANIZATIONAL MATTERS		12
2.1	Formation and Duration of the Company	12
2.2	Second Amended and Restated Limited Liability Company Agreement	12
2.3	Name	12
2.4	Purpose; Powers	12
2.5	Principal Office; Registered Office	13
2.6	Foreign Qualification	13

ARTICLE III CAPITALIZATION; ADMISSION OF MEMBERS; CAPITAL ACCOUNTS		13
3.1	Capitalization	13
3.2	Admission of Members; Additional Members	14
3.3	Capital Accounts	14
3.4	Negative Capital Accounts	15
3.5	No Withdrawal	15
3.6	Loans From Unitholders	15
3.7	No Right of Partition	15
3.8	Interests Not Governed by UCC Article 8	15
3.9	Additional Capital Contributions	15

ARTICLE IV DISTRIBUTIONS		16
4.1	Distributions	16
4.2	Distributions to Operations	17
4.3	Successors	17
4.4	Distributions In-Kind	17

ARTICLE V ALLOCATIONS		17
5.1	Allocations	17
5.2	Special Allocations	17
5.3	Tax Allocations	19
5.4	Unitholders’ Tax Reporting	19
5.5	Indemnification and Reimbursement for Payments on Behalf of a Unitholder	19
5.6	Reimbursement of Operating Costs	20

ARTICLE VI RIGHTS AND DUTIES OF MEMBERS		20
6.1	Power and Authority of Members	20
6.2	Voting Rights	20
6.3	Liability of Unitholders	20
6.4	Meetings of Members	21
6.5	Approval Rights	22

ARTICLE VII MANAGEMENT OF THE COMPANY		23
7.1	Managing Member	23
7.2	Officers	23
7.3	Further Delegation of Authority	23

i

7.4	Performance of Duties; Liability of Managing Member and Officers	24
7.5	Indemnification	24
7.6	Approved Budget	26

ARTICLE VIII TAX MATTERS		26
8.1	Tax Status	26
8.2	Preparation of Tax Returns	26
8.3	Tax Elections	26
8.4	Tax Controversies	26
8.5	Tax Allocations	27
8.6	Fiscal Year; Taxable Year	27

ARTICLE IX TRANSFER OF UNITS; SUBSTITUTE MEMBERS		27
9.1	Restrictions on Transfers	27
9.2	Void Transfers	27
9.3	Substituted Member	27
9.4	Effect of Transfer	27
9.5	Additional Transfer Restrictions	27
9.6	Effective Date	27

ARTICLE X DISSOLUTION AND LIQUIDATION		28
10.1	Dissolution	28
10.2	Liquidation and Termination	28
10.3	Complete Distribution	29
10.4	Cancellation of Certificate	29
10.5	Reasonable Time for Winding Up	29
10.6	Return of Capital	29
10.7	HSR Act	29

ARTICLE XI GENERAL PROVISIONS		29
11.1	Preemptive Rights	29
11.2	Books and Records	30
11.3	Reports	31
11.4	Power of Attorney	31
11.5	Amendments	31
11.6	Remedies	31
11.7	Successors and Assigns	31
11.8	Severability	31
11.9	Counterparts	32
11.10	Applicable Law	32
11.11	Addresses and Notices	32
11.12	Creditors	32
11.13	Waiver	32
11.14	Further Action	32
11.15	Entire Agreement	32
11.16	Delivery by Facsimile or Email	32
11.17	Survival	33

Schedule of Members

ii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TALLGRASS PONY EXPRESS PIPELINE, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Tallgrass Pony Express Pipeline, LLC, a Delaware limited liability company (the “Company”), executed and effective for tax purposes as of September 5, 2014, and effective for all other purposes as of September 1, 2014 (as applicable, the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by and among the Company, Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), and Tallgrass PXP Holdings, LLC, a Delaware limited liability company (“PXP Holdings”). Any reference in this Agreement to any Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

RECITALS:

WHEREAS, the Company was formed as a limited liability company under the Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware on September 8, 2011;

WHEREAS, Operations, as the Company’s sole member, entered into a First Amended and Restated Limited Liability Company Agreement with the Company on November 13, 2012 (such agreement, the “Existing Agreement”);

WHEREAS, the Company, Operations and Tallgrass Energy Partners, LP, a Delaware limited partnership (“TEP”), have entered into that certain Contribution and Transfer Agreement dated as of the date hereof (the “Contribution Agreement”), pursuant to which TEP, through its wholly owned subsidiary PXP Holdings, acquired a membership interest in the Company; and

WHEREAS, the Members desire to enter into this Agreement to amend and restated the Existing Agreement and to set forth the rights, powers and interests of the Members with respect to the Company and their Membership Interests therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. Sections 18-101, et seq., as amended.

“Additional Capital Contribution” means any Capital Contribution by Operations pursuant Section 3.9(a) or Section 3.9(b), if applicable.

“Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 3.2(b) by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account Deficit” means, with respect to any Person’s Capital Account as of the end of any taxable year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Capital Account balance shall be (i) reduced for any items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Affiliate” when used with reference to another Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of a Member shall include all its partners, officers, employees and former partners in their capacities as such.

“Agreement” has the meaning set forth in the preamble.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not a Member.

“Available Cash” means, with respect to any Quarter ending prior to the dissolution of the Company:

(a) the sum of:

(i) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the Managing Member so determines, all or any portion of any additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of distribution of Available Cash with respect to such Quarter, including cash on hand resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less;

(b) the amount of any cash reserves established by the Managing Member (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures, for anticipated future credit needs of the Company Group, reserves for legal matters and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings) subsequent to such Quarter;

(ii) comply with applicable law or regulation or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or its Subsidiaries is a party or by which it is bound or its assets are subject; or

(iii) provide funds for Distributions under Article IV in respect of any one or more of the next four Quarters;

2

provided, however, that the Managing Member may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Company is unable to distribute the Quarterly Preference Amount on all Preferred Units, plus any payment pursuant to Section 4.1(a)(ii), Section 4.1(a)(iii) or Section 4.1(b)(ii), plus any Quarterly Preference Catch Up on all Common Units; and, provided further, that disbursements made by the Company or its Subsidiaries or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing Member so determines.

Notwithstanding the foregoing, (1) “Available Cash” with respect to the Quarter in which the dissolution of the Company occurs and any subsequent Quarter shall equal zero and (2) the Capital Contribution made by PXP Holdings on or prior to the date hereof shall not be included within the calculation of Available Cash.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (c) the failure of such Person to pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Budget” has the meaning set forth in Section 7.6.

“Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.3(a).

“Capital Contributions” means any cash, cash equivalents or, at the consent of the Managing Member, the Fair Market Value of other property that a Member contributes to the Company with respect to any Unit or other Equity Securities issued pursuant to Article III (net of liabilities assumed by the Company or to which such property is subject).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means a Unit having the rights and obligations specified with respect to Common Units in this Agreement.

“Common Unitholders” means the Unitholders holding an Economic Interest in Common Units.

3

“Company” has the meaning set forth in the preamble.

“Company Group” means the Company and its Subsidiaries.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations Section 1.704-2(d).

“Company Sale” means a transaction with any third Person which is not an Affiliate of the Company, or group of such third Persons acting in concert, pursuant to which such Person or Persons acquire, in any single transaction or series of related transactions, (a) Equity Securities of the Company possessing greater than 50% of the outstanding voting power of the Members or (b) all or substantially all of the Company Group’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, Transfer or redemption of the Company’s Equity Securities, by sale, exchange or Transfer of the Company Group’s consolidated assets or otherwise).

“Contribution Agreement” has the meaning set forth in the recitals.

“control” means, when used with reference to any Person, the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Conversion Date” means the day on which Distributions are made pursuant to Section 4.1(a) with respect to the Quarter ended September 30, 2015.

“Depreciation” has the meaning set forth in the definition of “Net Income” or “Net Loss” under paragraph (e) therein.

“Distribution” means each distribution after the Effective Date made by the Company to a Unitholder, whether in cash, property or securities of the Company, pursuant to, or in respect of, Article IV or Article X.

“Economic Interest” means the right to allocations of items of income, gain, loss, deduction, credit or similar items and the right to Distributions of cash and other property as provided in Article IV and Article X of this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case, except as expressly otherwise provided in this Agreement or required by the Act.

“Effective Date” has the meaning set forth in the preamble.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

4

“Event of Withdrawal” means the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Unitholder or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Existing Agreement” has the meaning set forth in the recitals.

“Fair Market Value” means, with respect to any asset or securities, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as determined in good faith by the Managing Member.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, ending on December 31 of each calendar year.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied throughout the applicable periods both as to classification of items and amounts.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Unitholder to the Company shall be the gross Fair Market Value of such asset on the date of the contribution;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times:

(i) the acquisition of an additional interest in the Company after the Effective Date by a new or existing Unitholder in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

(ii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing or a new Member acting in a “partner capacity,” or in anticipation of becoming a “partner” (in each case within the meaning of Regulations Section 1.704-1(b)(2)(iv)(d)).

(iii) the Distribution by the Company to a Unitholder of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

5

(iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(v) such other times as the Managing Member shall reasonably determine to be necessary or advisable in order to comply with Regulations promulgated under Subchapter K of Chapter 1 of the Code;

(c) the Gross Asset Value of any Company asset distributed to a Unitholder shall be the gross Fair Market Value of such asset on the date of Distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Managing Member determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) with respect to any asset that has a Gross Asset Value that differs from its adjusted tax basis, Gross Asset Value shall be adjusted by the amount of Depreciation rather than any other depreciation, amortization or other cost recovery method.

“HSR Act” has the meaning set forth in Section 10.7.

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (c) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person other than a Permitted Lien, (d) all obligations for which such Person is obligated pursuant to a guarantee, (e) the capitalized portion of lease obligations under capitalized leases, (f) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (g) the net obligations for which such Person is obligated pursuant to any hedging agreement or arrangement, (h) all obligations of such Person upon which interest charges are customarily paid or accrued and (i) all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness.

“Indemnitee” means (a) any Member, (b) any Person who is or was an Affiliate of a Member, (c) the Managing Member, (d) any Officer, (e) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Member or (ii) any Affiliate of any Member, (f) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a manager, managing member, general partner, director, officer, fiduciary or trustee of, or in any other comparable position of, any Other Enterprise; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement

6

because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Company and any of its Affiliates’ business and affairs. For purposes of this Agreement, the phrase “serving at the request of” includes any service requested by any of the aforementioned Persons, and specifically includes any service as a director, officer or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants, or beneficiaries.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third Person of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) by a member of the Company Group made to maintain, over the long-term, the operating capacity or operating income of the Company Group. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Managing Member” means PXP Holdings, and any Successor in Interest to PXP Holdings that acquires all the Membership Interest held by PXP Holdings.

“Member” means each Person listed on the Schedule of Members attached hereto and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as such term is defined in the Act) of the Company. Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Member Minimum Gain, reduced (but not below zero (0)) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with Regulations Section 1.704-2(i)(2).

“Membership Interest” means, with respect to each Member, such Member’s Economic Interest and rights as a Member.

7

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in such taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, with respect to a Company asset having a Gross Asset Value that differs from its adjusted basis for tax purposes, “Depreciation” with respect to such asset shall be computed by reference to the asset’s Gross Asset Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g); and

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Unitholder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

“Officers” has the meaning set forth in Section 7.2.

“Other Enterprise” means any other Person associated with the Company or any Affiliate of the Company whereby a Member or any Affiliate of any Member nominates, designates or appoints one or more individuals to act in relationship with such Person (including any trust or employee benefit plan associated with the Company or any Affiliate of the Company, and including any Person whereby a Member or any of Affiliate of any Member nominates, designates or appoints a director or similar officer or representative with respect to such Person).

“Omnibus Agreement” means that certain Omnibus Agreement dated May 17, 2013 by and among Tallgrass Development, LP, a Delaware limited partnership, TEP, Tallgrass MLP GP, LLC, a Delaware limited liability company, and Tallgrass Development GP, LLC, a Delaware limited liability company.

8

“Operating Costs” means all direct or indirect costs, expenses or liabilities incurred by members of the Company Group, by the Managing Member or its Affiliates or by Operations or its Affiliates relating to the management, conduct and operation of the Company Group’s business, including: (i) salary, bonus, incentive compensation, employment benefits and other amounts paid to any Person to perform services for the benefit of the Company Group; (ii) expenditures to Persons who provide goods or services to or on behalf of the Company Group; (iii) amounts incurred (including labor and overhead) to operate the assets owned by the Company Group; (iv) Maintenance Capital Expenditures; and (v) any other such cost, expense or liability allocated to the Company Group by the Managing Member. Amounts not directly incurred by a member of the Company Group shall be allocated among the members of the Company Group, the Managing Member and its Affiliates and Operations and its Affiliates as provided in Section 5.6.

“Operations” has the meaning set forth in the preamble.

“Operations Distribution Amount” means the excess of (x) the amount of the Capital Contribution made by or on behalf of PXP Holdings as of the Effective Date, over (y) the estimated amount of cash needed for the Company Group to complete the Pony Express Construction Activities (as determined as of the Effective Date).

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pony Express Construction Activities” means the engineering, procurement and construction activities with respect to the Pony Express Pipeline set forth on Exhibit C to the Contribution Agreement.

“Pony Express Pipeline” means (1) the approximately 690 mile crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma, with delivery points at Ponca City Refinery and Deeprock in Cushing, (2) an approximate 66 mile lateral in Northeast Colorado that will commence in Weld County, Colorado and interconnect with the Pony Express mainline just east of Sterling, Colorado, as specifically described in the Amended and Restated Articles of Incorporation of Tallgrass Pony Express Pipeline (Colorado), Inc., as filed with the Colorado Secretary of State on June 17, 2014, and (3) 15 pump stations, together in all cases with associated rights of way and related equipment and assets.

“Preemptive Holder” has the meaning set forth in Section 11.1(a).

“Preemptive Offer” has the meaning set forth in Section 11.1(a).

“Preemptive Offer Period” has the meaning set forth in Section 11.1(a).

“Preemptive Securities” has the meaning set forth in Section 11.1(a).

“Preemptive Share” has the meaning set forth in Section 11.1(b).

“Preferred Unit” means a Unit having the rights and obligations specified with respect to Preferred Units in this Agreement.

“Preferred Unitholders” means the Unitholders holding an Economic Interest in Preferred Units.

“PXP Holdings” has the meaning set forth in the preamble.

9

“Quarter” means a fiscal quarter of the Company.

“Quarterly Preference Amount” means $16,650,000, or with respect to the period commencing on the Effective Date and ending on September 30, 2014, it means $5,429,348.

“Quarterly Preference Catch Up” means $33,350,000 or with respect to the period commencing on the Effective Date and ending on September 30, 2014, it means $10,875,000.

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.2(g).

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means any Person that has been admitted to the Company as a Member pursuant to Section 9.3 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or its Assignee and not from the Company.

“Successor in Interest” means any (a) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (b) assignee for the benefit of the creditors of, (c) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (d) other Transferee, executor, administrator, committee, legal representative or other successor or assign of, any Unitholder, whether by operation of law or otherwise (including any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or substantially all of the assets or Equity Securities of the Company and its Subsidiaries).

“Tax Matters Member” means the Member designated as the Tax Matters Member pursuant to Section 8.4.

“TEP” has the meaning set forth in the recitals.

10

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law); provided that a collateral pledge of any Units by a Member to secure its obligations under the credit facilities to which such Member is a borrower, pledgor or guarantor shall not be deemed a Transfer hereunder. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Unit” has the meaning set forth in Section 3.1(a).

“Unitholder” means a Member or Assignee that holds an Economic Interest in any of the Units.

“Unreturned Additional Capital Contributions” means, as of any date of determination with respect to each holder of Common Units, an amount equal to the excess, if any, of (x) the aggregate Additional Capital Contributions made by such Unitholder pursuant to Section 3.9(a), over (y) the aggregate amount of distributions previously made to such Unitholder pursuant to Section 4.1(a)(iii) and Section 4.1(b)(ii).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Members; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

1.2 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

11

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) references to “$” or “dollars” means the lawful currency of the United States of America;

(k) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(l) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation and Duration of the Company. The Company was formed on September 8, 2011 as a limited liability company pursuant to the provisions of the Act and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Article X.

2.2 Second Amended and Restated Limited Liability Company Agreement. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. This Agreement shall amend and restate the terms and conditions of the Existing Agreement. During the term of the Company set forth in Section 2.1, the rights, powers, duties, obligations and liabilities of the Unitholders shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Unitholders are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.3 Name. The name of the Company shall be “Tallgrass Pony Express Pipeline, LLC”. The Managing Member may change the name of the Company at any time and from time to time. Prompt notification of any such change shall be given to all Members. The Company’s business may be conducted under its name or any other name or names deemed advisable by the Managing Member.

2.4 Purpose; Powers.

(a) General Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

12

(b) Company Action. Subject to the provisions of this Agreement and except as prohibited by applicable law, (i) the Managing Member may cause the Company to enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member, and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

2.5 Principal Office; Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The principal office of the Company shall be located at 4200 W. 115th Street, Suite 350, Leawood, Kansas, 66211, and may be any such other place as the Managing Member may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may maintain offices at such other place or places as the Managing Member deems advisable. Prompt notice of any change in the principal office shall be given to all Members.

2.6 Foreign Qualification. The Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction where its assets or operations require it to be so qualified.

ARTICLE III

CAPITALIZATION; ADMISSION OF MEMBERS; CAPITAL ACCOUNTS

3.1 Capitalization.

(a) Units; Initial Capitalization. Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement shall be represented by units of limited liability company interest (each a “Unit”). The Company shall have two (2) authorized classes of Units, consisting of 6,000,000 Units designated as Preferred Units and, 12,000,000 Units designated as Common Units. Subject to this Section 3.1(a) and Section 3.1(b), the Company has issued as of the Effective Date 6,000,000 Preferred Units and 12,000,000 Common Units. Contemporaneously with the execution of this Agreement, PXP Holdings has made an initial Capital Contribution to the Company in the amount of $570,000,000. The ownership by a Unitholder of Units shall invest such Unitholder with the Economic Interest therein (except to the extent Transferred to an Assignee). For purposes of this Agreement, Units held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Units, and all Units shall be rounded to the fourth decimal place.

(b) Issuance of Additional Units. Subject to the provisions of Section 6.5, the Managing Member, with the prior written consent of all of the Members, shall have the right to cause the Company to issue at any time after the Effective Date, and for such amount and form of consideration as the Managing Member may determine, (i) additional Units (of existing classes or new classes) or other Equity Securities of the Company (including creating other classes or series thereof having such powers, designations, preferences and rights as may be determined by the Managing Member), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other Equity Securities of the Company and (iii)

13

warrants, options or other rights to purchase or otherwise acquire Units or other Equity Securities of the Company, and in connection therewith, and, subject to the provisions of Section 6.5, the Managing Member shall have the power to make such amendments to this Agreement as the Managing Member in its sole discretion deems necessary or appropriate to give effect to such additional issuance, provided such additional issuance has been approved by all of the Members.

(c) Conversion of Preferred Units. On the Conversion Date, each Preferred Unit issued and outstanding immediately prior to the Conversion Date shall automatically convert into, and be reclassified as, a Common Unit on a one-for-one basis, and the Company shall update the Schedule of Members accordingly.

3.2 Admission of Members; Additional Members.

(a) Schedule of Members. The Company shall maintain and keep at its principal executive office a Schedule of Members on which it shall set forth the name and address of each Member and the number of Units of each class owned by each Member.

(b) Additional Members. The Managing Member shall have the right to admit Additional Members, subject to the prior written consent of all of the Members. A Person may be admitted to the Company as an Additional Member upon furnishing to the Managing Member (i) a joinder agreement, in form satisfactory to the Managing Member, pursuant to which such Person agrees to be bound by all the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other documents as the Managing Member may deem appropriate). Such admission shall become effective on the date on which the Managing Member determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Company. Upon the admission of an Additional Member, the Schedule of Members attached hereto shall be amended to reflect the name, address and Units and other interests in the Company of such Additional Member.

3.3 Capital Accounts.

(a) The Company shall maintain a separate capital account for each Unitholder according to the rules of Regulations Section 1.704-1(b)(2)(iv) (each a “Capital Account”). The Capital Account of each Unitholder shall be credited initially with an amount equal to such Unitholder’s cash contributions and the Fair Market Value of property contributed to the Company by the Unitholder (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to).

(b) The Capital Account of each Unitholder shall (i) be credited with all Income allocated to such Unitholder pursuant to Section 5.1 and Section 5.2, and with the amount equal to such Unitholder’s cash contributions and the Fair Market Value of property contributed to the Company by the Unitholder (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to) following the Effective Date, and (ii) be debited with all Loss allocated to such Unitholder pursuant to Section 5.1 and Section 5.2, and with the amount of cash and the Gross Asset Value of any property (net of liabilities assumed by such Unitholder and liabilities to which such property is subject) distributed by the Company to such Unitholder.

(c) The Company may, upon the occurrence of the events specified in Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts of the Unitholders in accordance with the rules of such Regulations and Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

14

3.4 Negative Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance that may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution and termination of the Company).

3.5 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.6 Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.7 No Right of Partition. No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to Distributions of specific assets of the Company or any of its Subsidiaries.

3.8 Interests Not Governed by UCC Article 8. Units are not securities governed by Article 8 of the Delaware Uniform Commercial Code and are not to be certificated.

3.9 Additional Capital Contributions.

(a) From and after the Effective Date and during the period ending on the day on which Distributions are made pursuant to Section 4.1(a) with respect to the Quarter ended September 30, 2015, if the Available Cash as of such time with respect to any Quarter ending on or prior to September 30, 2015 is less than the Quarterly Preference Amount (as determined before any Capital Contribution is to be made pursuant to this Section 3.9(a) with respect to such time), Operations shall make a Capital Contribution in cash in an amount equal to the excess, if any, of the Quarterly Preference Amount over the Available Cash (as determined before any Capital Contribution is to be made pursuant to this Section 3.9(a) with respect to such time) such that, at the time of the Distribution with respect to such Quarter pursuant to Section 4.1(a)(i) (after giving effect to any Capital Contribution made pursuant to this Section 3.9(a)), the amount of Available Cash is equal to the Quarterly Preference Amount.

(b) From and after the Effective Date, PXP Holdings shall have no obligation to make any additional Capital Contribution to the Company to complete the Pony Express Construction Activities. If, after the Effective Date, the Company is in need of additional capital to complete the Pony Express Construction Activities, Operations shall have the sole obligation to make one or more Additional Capital Contributions in the amount necessary to enable completion of the Pony Express Construction Activities, as reasonably determined by the Managing Member.

(c) No Additional Capital Contribution by Operations in accordance with this Section 3.9 shall result in the issuance of additional Units to Operations or dilute PXP Holdings’ then-existing Membership Interest.

15

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions.

(a) On and prior to the Conversion Date, within 45 days following the end of each Quarter, the Managing Member shall determine the amount of Available Cash with respect to such Quarter, and an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed as follows:

(i) first, 100 percent to the Preferred Unitholders in proportion to the number of Preferred Units then held by each such Unitholder, to the extent of the Quarterly Preference Amount;

(ii) second, 100 percent to the holders of Common Units in proportion to the number of Common Units then held by each such Unitholder, to the extent of the Quarterly Preference Catch Up;

(iii) third, 100 percent to the holders of Common Units in proportion to, and to the extent of, such Unitholders’ Unreturned Additional Capital Contributions; and

(iv) thereafter, to the Unitholders in proportion to the number of Units then held by each such Unitholder.

(b) Following the Conversion Date, within 45 days following the end of each Quarter, the Managing Member shall determine the amount of Available Cash with respect to such Quarter, and an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed as follows:

(i) first, to the Unitholders in proportion to the number of Units then held by each such Unitholder until the aggregate amount of distributions pursuant to this Section 4.1(b)(i) equals $50,000,000;

(ii) second, 100 percent to the Common Unitholders that were Common Unitholders immediately prior to the Conversion Date in proportion to, and to the extent of, such Unitholders’ Unreturned Additional Capital Contributions; and

(iii) thereafter, to the Unitholders in proportion to the number of Units held by each such Unitholder.

16

4.2 Distributions to Operations. Notwithstanding Section 4.1 and the other provisions hereof, the Company shall make the Distributions to Operations described in this Section 4.2.

(a) Immediately following the receipt by the Company of the Capital Contribution made by PXP Holdings as of the Effective Date, the Company shall distribute to Operations or its designee(s) the Operations Distribution Amount.

(b) Promptly following completion of the Pony Express Construction Activities, the Company shall distribute to Operations or its designee(s) the excess, if any, of (x) the estimated amount of cash needed for the Company Group to complete the Pony Express Construction Activities (as determined as of the Effective Date), over (y) the amount actually spent or disbursed by or on behalf of the Company after the Effective Date to complete the Pony Express Construction Activities.

4.3 Successors. For purposes of determining the amount of Distributions, each Unitholder shall be treated as having received the Distributions received by its predecessors in respect of any of such Unitholder’s Units.

4.4 Distributions In-Kind. To the extent that the Company distributes property in-kind to the Unitholders, the Company shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 4.1 or Section 4.2 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Unitholders’ Capital Accounts in accordance with Section 5.1 and Section 5.2.

ARTICLE V

ALLOCATIONS

5.1 Allocations. Except as otherwise provided in Section 5.2, Net Income and Net Loss (and, if necessary, individual items of Income and Loss) shall be allocated annually (and at such other times as the Managing Member determines) to the Unitholders in such manner that the Capital Account balance of each Unitholder shall, to the greatest extent possible, be equal to the amount, positive or negative, that would be distributed to such Unitholder (in the case of a positive amount) or for which such Unitholder would be liable to the Company under this Agreement (in the case of a negative amount), if (a) the Company were to sell the assets of the Company for their Gross Asset Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (c) the Company were to distribute the proceeds of sale pursuant to Section 4.1 and Section 4.1 and (d) the Company were to dissolve pursuant to Article X, minus such Unitholder’s share of Company Minimum Gain or Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

5.2 Special Allocations.

(a) Loss attributable to Member Nonrecourse Debt shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a taxable year in Member Minimum Gain, Income for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to the Unitholders in the amounts and of such character as is determined according to Regulations Section 1.704-2(i)(4). This Section 5.2(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

17

(b) Except as otherwise provided in Section 5.2(a), if there is a net decrease in Company Minimum Gain during any taxable year, each Unitholder shall be allocated Income for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as is determined according to Regulations Section 1.704-2(f). This Section 5.2(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Unitholder that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any taxable year, computed after the application of Section 5.2(a) and Section 5.2(b) but before the application of any other provision of Section 5.1, Section 5.2 and Section 5.3, then Income for such taxable year shall be allocated to such Unitholder in an amount and manner sufficient to eliminate the deficit balance as quickly as possible. This Section 5.2(c) is intended to be a “qualified income offset” provision as described in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable. Nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) shall be allocated to the Members in proportion to the number of Units held by each such Unitholder.

(e) No Member shall be allocated Net Loss in any Fiscal Year which would create or increase an Adjusted Capital Account Deficit. Net Loss which would be allocated to a Member but for the preceding sentence shall be reallocated among the Members in the ratio of the number of Units then held by each but only to the extent that the Net Loss does not cause any Member to have an Adjusted Capital Account Deficit.

(f) Income and Loss described in clause (d) of the definition of Gross Asset Value shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(g) The allocations set forth in Section 5.2(a) through Section 5.2(f) inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Income and Loss of the Company or to make Distributions. Accordingly, notwithstanding the other provisions of Section 5.1, Section 5.2 and Section 5.3, but subject to the Regulatory Allocations, items of Income and Loss of the Company shall be allocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Account balances of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Income and Loss had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this shall be accomplished by specially allocating other Income and Loss among the Unitholders so that the net amount of Regulatory Allocations and such special allocations to each such Unitholder is zero.

18

5.3 Tax Allocations.

(a) The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Unitholders in accordance with the allocation of such income, gains, losses and deductions among the Unitholders for purposes of computing their Capital Accounts, and each tax credit shall be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 or Section 5.2; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value using the remedial allocation method described in Regulations Section 1.704-3(d).

(c) If the Gross Asset Value of any Company asset is adjusted pursuant to the requirements of Regulations Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c).

(d) Pursuant to Regulations Section 1.1245-1(e), to the extent the Company recognizes gain as a result of a sale, exchange or other disposition of Company assets which is taxable as recapture income under Sections 1245 or 1250 of the Code or unrecaptured Section 1250 gain under Section 1(h) of the Code, such recapture income shall be allocated among the Members in the same proportion as the depreciation and amortization giving rise to such recapture income was allocable among the Members. In no event, however, shall any Member be allocated recapture income hereunder in excess of the amount of gain allocated to the Member under this Agreement. Any recapture income that is not allocated to a Member due to the gain limitation described in the previous sentence shall be allocated among those Members whose shares of total gain on the sale, exchange or other disposition of the property exceed their share of depreciation and amortization attributable to Company assets, in proportion to their relative shares of the total allocable gain.

(e) Allocations pursuant to this Section 5.3 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Income, Loss, Distributions or other Company items pursuant to any provision of this Agreement.

5.4 Unitholders’ Tax Reporting. The Unitholders acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

5.5 Indemnification and Reimbursement for Payments on Behalf of a Unitholder. If the Company is required by applicable law to make any payment to a Governmental Entity that is

19

specifically attributable to a Unitholder or a Unitholder’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Unitholder shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 5.5. A Unitholder’s obligation to indemnify the Company under this Section 5.5 shall survive termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 5.5, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to 10 percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law).

5.6 Reimbursement of Operating Costs. The Managing Member will not be compensated for its services as the Managing Member. The Company shall, and shall cause members of the Company Group to, reimburse the Managing Member, Operations and their respective Affiliates on a monthly basis, or such other basis as the Managing Member may determine, for all Operating Costs they incur or pay on behalf of the Company Group. With respect to all Operating Costs that are not directly incurred by a member of the Company Group, the Managing Member shall determine the allocation of Operating Costs among the Company Group, the Managing Member, Operations and their respective Affiliates based on the methodology generally used by the Managing Member and its Affiliates to allocate overhead costs and expenses to their Affiliates.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

6.1 Power and Authority of Members. Unless delegated such power in accordance with Section 7.2 or Section 7.3, no Member (other than the Managing Member in its capacity as Managing Member) shall, in its capacity as such, have the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company, or to make any expenditures on behalf of the Company, and the Members hereby consent to the exercise by the Managing Member of the powers and rights conferred on it by the Act and by this Agreement.

6.2 Voting Rights. Except as otherwise provided in this Section 6.2, as specifically set forth in this Agreement or as otherwise required by applicable law, Members holding Preferred Units and Common Units shall vote together as a single class, and a Member shall be entitled to one (1) vote for each Preferred Unit and one (1) vote for each Common Unit held by such Member in connection with all matters to be voted upon by the Members of the Company (without prejudice to any consent rights that the holders of such Units have expressly been granted under this Agreement).

6.3 Liability of Unitholders.

(a) No Personal Liability. Except as otherwise required by applicable law or as expressly set forth in this Agreement, no Unitholder shall have any personal liability whatsoever in such Unitholder’s capacity as a Unitholder, whether to the Company, to any of the other Unitholders, to the creditors of the Company or to any other third Person for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise (including those arising as a Unitholder or an equityholder, an owner or a shareholder of another Person). Each Unitholder shall be liable only to make such Unitholder’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

20

(b) Return of Distributions. Under the Act, a Unitholder of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such Unitholder. It is the intent of the Unitholders that no Distribution to any Unitholder pursuant to Article IV or Article X shall be deemed to constitute money or other property paid or distributed in violation of the Act, and the Unitholders agree that each such Distribution shall constitute a compromise of the Unitholders within the meaning of Section 18-502(b) of the Act, and the Unitholder receiving such Distribution shall not be required to return to any Person any such money or property, except as otherwise expressly set forth herein. If, however, any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Unitholder is obligated to make any such payment, such obligation shall be the obligation of such Unitholder and not of the other Unitholders.

6.4 Meetings of Members.

(a) Special Meetings. Special meetings of Members may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by any Member.

(b) Notice. Whenever Members (or any class of Members) are required or permitted to take action at a meeting, written, printed or electronic (whether by e-mail or facsimile) notice stating the place, date, time and the purpose or purposes, of such meeting, shall be given to each Member entitled to vote at such meeting not less than five (5) nor more than thirty (30) calendar days before the date of the meeting. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(c) Quorum. Members holding 100% of each class or classes of Units entitled to vote, present in person, shall constitute a quorum at all meetings of the Members, and Members holding 100% of the Units of any class, present in person, shall constitute a quorum at all meetings of such class.

(d) Vote Required. When a quorum is present, the affirmative vote of all of the Members present in person at a duly called meeting and entitled to vote on the subject matter shall be the act of the Members. Where a separate vote by class of Units is required, the affirmative vote of the Members holding 100% of the interests of such class present in person at the meeting of such class shall be the act of such class.

(e) Action by Written Consent. Any action required to be taken at any special meeting of Members, or at any meeting of any class of Members, or any action that may be taken at any special meeting of such Members or class of Members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the Members who signed the consent or consents, shall be signed by all of the Members and shall be delivered to the Company by delivery to the Company’s principal place of business, or an officer or agent of the Company having custody of the book or books in which proceedings of meetings of the Members are recorded. Any action taken pursuant to such written consent or consents of the Members or any class of Members shall have the same force and effect as if taken by the Members at a meeting of the Members or the Members of such class.

21

(f) Record Dates. For purposes of determining the Members entitled to notice of or to vote at a meeting of Members or any class of Members or to give written consent without a meeting, the Managing Member may set a record date, which shall not be less than two (2) nor more than sixty (60) calendar days before (i) the date of the meeting or (ii) in the event that approvals are sought without a meeting, the date by which Members are requested in writing by the Managing Member to give such approvals.

(g) Telephonic Participation. Members may participate in and act at any meeting of Members through the use of a conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting pursuant to this Section 6.4(g) shall constitute presence in person at such meeting.

6.5 Approval Rights. Notwithstanding any other provision of this Agreement, the Company and the Managing Member shall not, and shall take all action possible to ensure that each Subsidiary of the Company shall not, without the prior written consent of all of the Members (which consent may be withheld in each Member’s sole discretion):

(a) amend the Company’s certificate of formation or this Agreement, or the formation or governing documents of any of the Company’s Subsidiaries;

(b) redeem, acquire or otherwise purchase any Unit or other Equity Security of the Company;

(c) commence a Bankruptcy with respect to, or wind-up or dissolve the Company or any of its Subsidiaries;

(d) change or extend the nature or scope of the Company’s business;

(e) make or amend any material tax election;

(f) enter into, amend or modify any transaction with Affiliate(s);

(g) allow to occur a Company Sale, merge or consolidate with or into another Person, or enter into any other business combination (except, in the case of any Subsidiary of the Company, with another Subsidiary of the Company);

(h) enter into, amend or modify any material joint ventures or farmout agreements, except as contemplated by the Budget;

(i) acquire, for the Company or any of its Subsidiaries, assets in excess of $25,000,000 in any single transaction or series of related transactions, except as contemplated by the Budget;

(j) make any investments in any Person in excess of $25,000,000, except as contemplated by the Budget;

22

(k) dispose of assets of the Company Group in excess of $25,000,000 in any single transaction or series of related transactions, except as contemplated by the Budget;

(l) authorize or issue any Equity Security;

(m) incur any Indebtedness or issue any debt security (other than pursuant to the Budget);

(n) approve, amend or, in any material respect, deviate from the Budget (including with respect to operating expenditures, capital expenditures or commodity hedging);

(o) other than Distributions under Section 4.1 or Section 4.2, authorize, declare or pay any Distribution;

(p) change the independent auditors of the Company and its Subsidiaries; or

(q) agree to do any of the foregoing.

ARTICLE VII

MANAGEMENT OF THE COMPANY

7.1 Managing Member. All power and authority to manage and control the business and affairs of the Company shall be exclusively vested in the Managing Member, except as otherwise expressly provided in this Agreement. The Managing Member shall have the full power and authority on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company contemplated by Section 2.4 and to perform all acts that the Managing Member may deem necessary, advisable or incidental thereto in connection therewith.

7.2 Officers. The Company shall have such individuals as officers (“Officers”) as may be appointed by the Managing Member. The Officers of the Company may consist of Chief Executive Officer, President, Chief Financial Officer, one or more Executive Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, or such other Officers as may be appointed by the Managing Member. One person may hold, and perform the duties of, any two or more of such offices. Compensation of Officers shall be fixed by the Managing Member from time to time. Any Officer may be removed, with or without cause, at any time by the Managing Member. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. No Officer need be a Member. Subject to the other provisions of this Agreement, the Managing Member shall determine the scope of authority of any Officer in its sole discretion, provided that unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title will constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made by the Managing Member from time to time. Any delegation pursuant to this Section 7.2 may be revoked at any time and for any reason or no reason by the Managing Member. The individuals serving as Officers of the Company immediately prior to the Effective Date shall remain in such capacity as the Officers of the Company as of the Effective Date.

7.3 Further Delegation of Authority. The Managing Member may, from time to time, delegate to any Person (including any Member or Officer) such authority and powers to act

23

on behalf of the Company as it shall deem advisable in its sole discretion. Any delegation pursuant to this Section 7.3 may be revoked at any time and for any reason or no reason by the Managing Member.

7.4 Performance of Duties; Liability of Managing Member and Officers.

(a) In performing its duties, each of the Managing Member and the Officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries or any facts pertinent to the existence and amount of assets from which Distributions to Unitholders might properly be paid), of the following other Persons or groups: (a) one or more Officers or employees of the Company or any of its Affiliates, (b) any attorney, independent accountant or other Person employed or engaged by the Company or any of its Affiliates, or (c) any other Person who has been selected with reasonable care by or on behalf of the Company or any of its Affiliates, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No individual who is an Officer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being an Officer.

(b) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Indemnitee. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Indemnitee to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee. Whenever in this Agreement an Indemnitee is permitted or required to make a decision (including a decision that is in such Indemnitee’s “discretion” or under a grant of similar authority or latitude), the Indemnitee shall be entitled to consider only such interests and factors as such Indemnitee desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement an Indemnitee is permitted or required to make a decision in such Indemnitee’s “good faith,” the Indemnitee shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

7.5 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify and hold harmless the Indemnitees from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, penalties, interest, settlements and other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, regardless of whether an

24

Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, unless it is determined in a final and non-appealable judgment by a court of competent jurisdiction that such Indemnitee, with respect to the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, acted in bad faith or engaged in fraud or willful misconduct, or, with respect to any criminal proceeding, that such Indemnitee had knowledge that his, her or its conduct was unlawful.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 7.5(a) shall, from time to time, be advanced by the Company prior to the final and non-appealable disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.5. Notwithstanding the foregoing, the Company shall not be obligated to advance any expenses to the Indemnitee pursuant to this Section 7.5 if the Managing Member reasonably determines in good faith, within 30 days of the Indemnitee’s request to be advanced expenses pursuant to this Section 7.5, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, with respect to any criminal proceeding, that such Indemnitee had reasonable cause to believe that his, her or its conduct was unlawful.

(c) The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Managing Member, as a matter of law or equity, under this Agreement, any other agreement, or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee. The Company shall not be required to indemnify any Member in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Member against any other Member.

(d) The Company may purchase and maintain directors’ and officers’ insurance or similar coverage for its Managing Member, Officers or such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement, in such amounts and with such deductibles or self-insured retentions as determined in the sole discretion of the Managing Member.

(e) Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be personally liable for indemnification under this Section 7.5 and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

25

(g) Subject to Section 7.5(c), the provisions of this Section 7.5 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 7.5 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.6 Approved Budget. The Managing Member shall prepare a proposed operating budget and a proposed capital budget for the Company (collectively, the “Budget”) for each calendar year and shall submit such proposed operating budget to the other Members for the forthcoming budget period, not later than fifteen (15) days prior to the end of each calendar year. No Budget shall become effective without the prior approval of all of the Members.

ARTICLE VIII

TAX MATTERS

8.1 Tax Status. The Unitholders intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Unitholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

8.2 Preparation of Tax Returns. The Tax Matters Member shall arrange for the preparation and timely filing of all returns required to be filed by the Company. Each Member will upon request supply to the Tax Matters Member all pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s returns to be prepared and filed.

8.3 Tax Elections. The taxable year shall be the Fiscal Year unless the Managing Member shall determine otherwise in compliance with applicable laws. The Company shall make the election described in Code Section 754 with respect to the first taxable year of the Company. Subject to the approval rights set forth in Section 6.5, the Tax Matters Member shall determine whether to make or revoke any other available election pursuant to the Code. Each Member will upon request supply any information necessary to give proper effect to such election.

8.4 Tax Controversies. The Managing Member is hereby designated as the Tax Matters Member and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate reasonably with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Members shall keep the Members reasonably informed of the progress of any examinations, audits or other proceedings, and shall provide the Members with information on a full and timely basis.

26

8.5 Tax Allocations. All matters concerning allocations for United States federal, state, and local and non-United States income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined in good faith by the Tax Matters Member.

8.6 Fiscal Year; Taxable Year. Each of the Fiscal Year and the taxable year of the Company shall end on December 31 of each calendar year; provided that the taxable year of the Company shall end on a different date if necessary to comply with Section 706 of the Code.

ARTICLE IX

TRANSFER OF UNITS; SUBSTITUTE MEMBERS

9.1 Restrictions on Transfers. Except for the restrictions on Transfer applicable to Operations under Article V of the Omnibus Agreement and as set forth in this Article IX, the Units are freely transferable.

9.2 Void Transfers. To the greatest extent permitted by the Act and other applicable law, any Transfer by any Member of any Units or other interest in the Company in contravention of this Agreement shall be void and ineffective and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, the purported Transferee shall have no right to any profits, losses or Distributions of the Company or any other rights of a Member.

9.3 Substituted Member. Each Person to whom any Unit is Transferred in accordance with the provisions of this Article IX shall agree in writing to be bound by the provisions of this Agreement as a holder of such Units. Upon such agreement, such Person shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit, and the Schedule of Members attached hereto shall be amended to reflect the name, address and Units of such Substituted Member and to eliminate the name and address of and other information relating to the Transferee with regard to the Transferred Units.

9.4 Effect of Transfer. Following a Transfer of any Unit that is permitted under this Article IX, the Transferee of such Unit shall be treated as having made all of the Capital Contributions in respect of, and received all of the Distributions received in respect of, such Unit, and shall receive allocations and Distributions under Article IV and Article X in respect of such Unit as if such Transferee were a Member.

9.5 Additional Transfer Restrictions. Notwithstanding any other provisions of this Article IX, no Transfer of Units or any other interest in the Company may be made unless in the opinion of counsel (who may be counsel for the Company), satisfactory in form and substance to the Managing Member and counsel for the Company (which opinion requirement may be waived, in whole or in part, at the sole discretion of the Managing Member), such Transfer would not (a) violate any federal securities laws or any state securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the interest to be Transferred, (b) cause the Company to be required to register as an “investment company” under the United States Investment Company Act of 1940, or (c) cause the Company to have more than 100 partners (within the meaning of Regulations Section 1.7704-1(h), including the look-through rule in Regulations Section 1.7704-1(h)(3)).

9.6 Effective Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee or successor in interest complies with the requirements of this Agreement.

27

ARTICLE X

DISSOLUTION AND LIQUIDATION

10.1 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members. Subject to Section 6.5, the Company shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a) the vote or consent of all of the Members to dissolve the Company; or

(b) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as otherwise set forth in this Section 10.1, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

10.2 Liquidation and Termination.

(a) On the dissolution of the Company, the Managing Member shall act as liquidator or (in its sole discretion) may appoint one (1) or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(i) the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(ii) after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 10.2(a)(i), all remaining assets of the Company shall be distributed in accordance with Section 4.1 and Section 4.2, after giving effect to all prior Distributions, and a final allocation of all items of income, gain, loss and expense shall be made in such a manner that, immediately before distribution of such remaining assets, the balance of each Unitholder’s Capital Account shall be equal to the respective net amounts, positive or negative, that would be distributed to such Unitholder or for which such Unitholder would be liable to the Company as provided herein and in the Act.

28

10.3 Complete Distribution. The distribution to a Unitholder in accordance with the provisions of Section 10.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and all the Company’s property and constitutes a compromise to which all Unitholders have consented within the meaning of the Act.

10.4 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

10.6 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from Company assets).

10.7 HSR Act. Notwithstanding any other provision in this Agreement, in the event that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Unitholder by reason of the fact that any assets of the Company shall be distributed to such Unitholder in connection with the dissolution of the Company, the dissolution of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Unitholder.

ARTICLE XI

GENERAL PROVISIONS

11.1 Preemptive Rights.

(a) Subject to Section 6.5(l), the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Equity Securities or debt securities of the Company (collectively, the “Preemptive Securities”) unless the Company shall have first offered to sell to each Member holding Preferred Units and Common Units (each a “Preemptive Holder”) such Preemptive Holder’s Preemptive Share of the Preemptive Securities, at a price and on such other terms as shall have been specified by the Company in writing delivered to each such Preemptive Holder (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least ten (10) calendar days from the date it is delivered by the Company (the “Preemptive Offer Period”). Each Preemptive Holder may elect to purchase all or any portion of such Preemptive Holder’s Preemptive Share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company as soon as practical but in any event within the Preemptive Offer Period; provided that if the Company is issuing Equity Securities together as a unit with any debt securities or other Equity Securities, then any Preemptive Holder who elects to purchase the Preemptive Securities pursuant to this Section 11.1 must purchase the same proportionate mix of all of such securities.

29

(b) Each Preemptive Holder’s “Preemptive Share” of Preemptive Securities shall be a number of such Preemptive Securities multiplied by a fraction, the numerator of which is the number of Preferred Units and Common Units held by such Preemptive Holder and the denominator of which is the number of Preferred Units and Common Units outstanding prior to the issuance of the Preemptive Securities.

(c) Upon the expiration of the Preemptive Offer Period, the Company shall be entitled to sell such Preemptive Securities which the Preemptive Holders have not elected to purchase during the 120-calendar days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Preemptive Holders. Any Preemptive Securities to be sold by the Company after such 120-calendar day period must be reoffered to the Preemptive Holders pursuant to the terms of this Section 11.1.

(d) The provisions of this Section 11.1 shall not apply to the following issuances of Equity Securities:

(i) securities issued in connection with acquisitions or commercial borrowings or leasing;

(ii) securities issued upon conversion of convertible or exchangeable securities of the Company that are outstanding on the Effective Date or were not issued in violation of this Section 11.1; and

(iii) a subdivision of Units (including any Unit dividend or Unit split), any combination of Units (including any reverse Unit split) or any recapitalization, reorganization or reclassification of the Company.

(e) The preemptive rights granted in this Section 11.1 shall terminate upon the consummation of a Company Sale.

11.2 Books and Records. The Company shall keep (a) correct and complete books and records of account, including annual audited financial statements and unaudited monthly and quarterly financial statements, and annual business plans showing quarterly projected financial statements, (b) minutes of the proceedings of meetings of the Members and the Managing Member, and (c) a current list of the Officers and their residence addresses. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time. Any Member or any of their respective designated representatives, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose any of the foregoing books, minutes or records; provided, that for purposes of this sentence, a proper purpose shall mean any purpose reasonably related to such Person’s interest as a Member. In every instance where an attorney or other agent shall be the Person who seeks the right to inspection, the demand shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the Member. The demand shall be directed to the Company at its registered office in the State of Delaware or at its principal place of business.

30

11.3 Reports. The Company shall endeavor to deliver or cause to be delivered within forty-five (45) days after the end of each Fiscal Year, to each Person that was a Member at any time during such Fiscal Year, all information necessary for the preparation of such Person’s United States federal and state income tax returns.

11.4 Power of Attorney. Each Member hereby constitutes and appoints the Managing Member and the liquidators, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof that the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Managing Member or the liquidators deem appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article III or Article IV. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the Transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

11.5 Amendments. This Agreement may be amended, modified, or waived by the Managing Member with the prior written consent of all of the Members, except that the amendment of the Schedule of Members to reflect changes permitted by and in accordance with this Agreement shall not require the consent of any Member.

11.6 Remedies. Each Unitholder shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

11.7 Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof).

11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

31

11.9 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one (1) of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

11.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.11 Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by email or facsimile to the recipient, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth on the Schedule of Members attached hereto, or in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Managing Member or the Company shall be deemed given if received by the Managing Member at the principal office of the Company designated pursuant to Section 2.5.

11.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, Distributions, capital or property other than as a secured creditor.

11.13 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

11.14 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

11.15 Entire Agreement. This Agreement and the Contribution Agreement embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

11.16 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all

32

other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

11.17 Survival. Sections 5.4, 5.5, 6.3, 7.5, 8.4, 11.16, and 11.17 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the Company.

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

33

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

TALLGRASS OPERATIONS, LLC

By:
	Name:	David G. Dehaemers, Jr.
	Title:	President and Chief Executive Officer

TALLGRASS PXP HOLDINGS, LLC

By:
	Name:	David G. Dehaemers, Jr.
	Title:	Chief Executive Officer

TALLGRASS PONY EXPRESS PIPELINE, LLC

By:
	Name:	David G. Dehaemers, Jr.
	Title:	Chief Executive Officer

SCHEDULE OF MEMBERS

Name and Address of Member	Number of Preferred Units	Number of Common Units
Tallgrass Operations, LLC c/o Tallgrass Development, LP 4200 W. 115th Street, Suite 350 Leawood, Kansas 66211 Attention: General Counsel Tel: (913) 928-6010 Fax: (913) 928-6011 with a copy, which shall not constitute notice, to: Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 Attention: Mike Bengtson Tel: (512) 322-2661 Fax: (512) 322-8349	0	12,000,000
Tallgrass PXP Holdings, LLC c/o Tallgrass Energy Partners, LP 4200 W. 115th Street, Suite 350 Leawood, Kansas 66211 Attention: General Counsel Tel: (913) 928-6010 Fax: (913) 928-6011 with a copy, which shall not constitute notice, to: Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 Attention: Mike Bengtson Tel: (512) 322-2661 Fax: (512) 322-8349	6,000,000	0

TOTAL	6,000,000	12,000,000

Exhibit C

Pony Express Construction Activities

[See Attached]

Pony Express AFEs AFE	AFE Number	Line Segment
Glenrock Compressor	63511	Guernsey to Cushing
Yuma SSC	63510	Guernsey to Cushing
Sterling Lateral	63012	Guernsey to Cushing
Trenton Lateral	63143	Guernsey to Cushing
Rockport Modifications	63453	Guernsey to Cushing
TPC Adams	63514	Guernsey to Cushing
Tescott Comp	63011	Guernsey to Cushing
NNG Bi Direct	63454	Guernsey to Cushing
NGPL	63480	Guernsey to Cushing
Seg 110 OPP	63452	Guernsey to Cushing
Retirement Costs	63533R	Guernsey to Cushing
Lincoln to Cushing	63555	Guernsey to Cushing
Cushing Connection	63525	Guernsey to Cushing
Guernsey Connection	63526	Guernsey to Cushing
Ponca Connection	63527	Guernsey to Cushing
Control Room (Lakewood Office)	63512	Guernsey to Cushing
Guernsey Pump Station	63429	Guernsey to Cushing
Yoder Pump Station	63482	Guernsey to Cushing
La Grange Pump Station	63416	Guernsey to Cushing
Kimball Pump Station	63415	Guernsey to Cushing
Sterling Pump Station	63446	Guernsey to Cushing
Benkelman Pump Station	63447	Guernsey to Cushing
Jennings Pump Station	63450	Guernsey to Cushing
Natoma Pump Station	63451	Guernsey to Cushing
Lincoln Pump Station	63448	Guernsey to Cushing
Augusta Pump Station	63449	Guernsey to Cushing
Future Pump Station Sites	63536	Guernsey to Cushing
PXP Future Receipts	63616	Guernsey to Cushing
Oil Conversion Work	63563	Guernsey to Cushing
SMART Pigging (ILI Survey & Remediation Digs)	63205	Guernsey to Cushing
Depth of Cover Remediation work	63562	Guernsey to Cushing
Rehydrotest the Conversion Pipe	63564	Guernsey to Cushing
Deeprock Payment	TBD	Guernsey to Cushing
Startup Operations Equipment	63595	Guernsey to Cushing
Buckingham Lateral	63690	Northeast Colorado Lateral
Pawnee Lateral	63693	Northeast Colorado Lateral
Pawnee Measurement	63727	Northeast Colorado Lateral
Buckingham Measurement	63759	Northeast Colorado Lateral
Sterling Measurement	63752	Northeast Colorado Lateral
Holyoke Pump Station	63615	Northeast Colorado Lateral
Herndon Pump Station	63640	Northeast Colorado Lateral
Bogue Pump Station	63686	Northeast Colorado Lateral
McPherson Pump Station	63687	Northeast Colorado Lateral
New Kirk Pump Station	63688	Northeast Colorado Lateral

CONFIDENTIAL	Page 1 of 1

Exhibit D

Form of Statement to Tallgrass Energy Partners, LP

of Qualifying Capital Expenditures

Reference is made to that certain Contribution and Transfer Agreement made and effective for tax purposes as of September 5, 2014, and effective for all other purposes as of September 1, 2014, by and among Tallgrass Energy Partners, LP, Tallgrass Operations, LLC (“Operations”) and Tallgrass Pony Express Pipeline, LLC (the “Agreement”). Tallgrass Development, LP, a Delaware limited partnership, is also a party to the Agreement for certain limited purposes. Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

Pursuant to Section 5.5(b) of the Agreement, the Operations Cash Amount shall be treated as a reimbursement of Operations’ capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d) to the extent of the qualifying capital expenditures set forth herein.

The amount of qualifying capital expenditures is $[Insert amount of qualifying capital expenditures.].

The basis for the qualification of the qualifying capital expenditures is as follows: [Describe basis for qualification.]

Evidence documenting the capital expenditures and their qualification is attached hereto.

Dated:

Name:

Title:
of Tallgrass Operations, LLC

Exhibit E

Form of Statement to Tallgrass Pony Express Pipeline, LLC

of Qualifying Capital Expenditures

Reference is made to that certain Contribution and Transfer Agreement made and effective for tax purposes as of September 5, 2014, and effective for all other purposes as of September 1, 2014, by and among Tallgrass Energy Partners, LP, Tallgrass Operations, LLC (“Operations”) and Tallgrass Pony Express Pipeline, LLC (the “Agreement”). Tallgrass Development, LP, a Delaware limited partnership, is also a party to the Agreement for certain limited purposes. Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

Pursuant to Section 5.5(c) of the Agreement, the [Distribution Amount] [Excess Amount] shall be treated as a reimbursement of Operations’ capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d) to the extent of the qualifying capital expenditures set forth herein.

The amount of qualifying capital expenditures is $[Insert amount of qualifying capital expenditures.].

The basis for the qualification of the qualifying capital expenditures is as follows: [Describe basis for qualification.]

Evidence documenting the capital expenditures and their qualification is attached hereto.

Dated:

Name:

Title:
of Tallgrass Operations, LLC

Appendix A

The Partnership, Development and Operations Designated Personnel

Development and Operations Designated Personnel:

•	David G. Dehaemers, Jr.

•	William R. Moler

•	George E. Rider

•	Gary J. Brauchle

•	Richard L. Bullock

Partnership Designated Personnel:

•	David G. Dehaemers, Jr.

•	William R. Moler

•	George E. Rider

•	Gary J. Brauchle

•	Richard L. Bullock

FINAL VERSION

DISCLOSURE SCHEDULES

These Disclosure Schedules are provided in connection with that certain Contribution and Transfer Agreement, made and effective for tax purposes as of September 5, 2014, and effective for all other purposes as of September 1, 2014, (the “Agreement”), by and among Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), Tallgrass Pony Express Pipeline, LLC, a Delaware limited liability company (“the Company”), Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and, for certain limited purposes, Tallgrass Development, LP, a Delaware limited partnership (“Development”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

The information disclosed in these Disclosure Schedules is intended to qualify the representations and warranties contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties on the part of Operations and Development. Nothing in these Disclosure Schedules constitutes an admission of any liability or obligation of Operations or Development to any third person, or an admission to any third person against the interest of Operations or Development. Descriptions or references of particular contracts, agreements, notices or similar documents herein are qualified in their entirety by reference to such documents. The disclosure of any item or information in these Disclosure Schedules shall not be construed as an admission that such item or information is material to Operations or Development, and any inclusion in these Disclosure Schedules shall not be used in any dispute or controversy between the parties to the Agreement to determine whether any obligation, item or matter (whether or not included in these Disclosure Schedules or described in the Agreement) is or is not material for purposes of the Agreement. In disclosing the information in these Disclosure Schedules, Operations and Development do not waive any attorney-client privilege associated with any such information or any protection afforded by the “work product doctrine” with respect to any of the matters disclosed or discussed herein.

The headings contained in these Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or affect the interpretation of the information contained in these Disclosure Schedules.

* * *

Schedule 3.3

Consents

In order to contribute, issue and transfer the Subject Interest to the Partnership, Operations and the Company will be required to submit certain notifications and certifications prior to Closing pursuant to that certain Credit Agreement dated as of November 13, 2012, among Operations, Development, the Lenders and any other parties party thereto, and Barclays Bank PLC (“Barclays”), as Administrative Agent and Collateral Agent, as amended by (i) that certain Consent and Amendment No. 1, dated as of May 17, 2013, among Operations, Development, the other loan parties party thereto, the financial institutions listed on the signature pages thereof, and Barclays, as Administrative Agent and Collateral Agent, (ii) Amendment No. 2 to Credit Agreement, dated as of November 27, 2013, among Development, Operations, the other loan parties party thereto, the lenders party thereto, and Barclays, as Swing Line Lender, Administrative Agent and Collateral Agent and (iii) Amendment No. 3 to Credit Agreement, dated as of May 29, 2014 among Development, Operations, the other loan parties party thereto, the lenders party thereto and Barclays, as Swing Line Lender, Administrative Agent and Collateral Agent (as amended, the “Credit Agreement”).

The Company and PXP Colorado are each currently, and at or prior to Closing will each be removed as, a party to that certain Amended and Restated Guaranty and Collateral Agreement dated November 13, 2012, and amended on May 17, 2013 and May 29, 2014 (as amended, the “Collateral Agreement”). Pursuant to the Collateral Agreement, the Company and PXP Colorado have pledged substantially all of their assets to the lenders under the Credit Agreement and guaranteed the debt outstanding under the Credit Agreement. Such liens and guarantees will be released in connection with the removal of the Company and PXP Colorado as parties to the Collateral Agreement.

Operations has pledged all of the Company’s outstanding membership interests to the lenders under the Credit Agreement pursuant to the Collateral Agreement. Operations’ pledge with respect to the Existing Interest will be released at or prior to Closing. After Closing, the Company will continue to pledge its 66.7% membership interest in the Company pursuant to the Collateral Agreement.

Schedule 3.4

Capitalization; Title to Subject Interest

See Schedule 3.3 for description of the Lien on the Existing Interest that will be released at or prior to Closing.

Schedule 3.5(b)

Undisclosed Liabilities

On August 31, 2014 a small leak was detected on the Pony Express Pipeline. The total amount of crude oil that was leaked prior to containment is believed to be less than 200 barrels. The leak was located at the site of the Pony Express Pipeline pump station near Sterling, Colorado. Operations currently believes the cause of the leak is related to recent construction activities undertaken near the pump station that resulted in isolated damage to a segment of the Pony Express Pipeline.

Schedule 3.7(a)

Real Property

Grantor	Grantee	Tract ID	County /State	Agmt Date	Book	Page	Reception	Township	Range	Section	Legal Description

TALLGRASS PONY EXPRESS PIPELINE, LLC - FEE OWNED PROPERTY

Eighty-Eight Oil LLC	Tallgrass Pony Express Pipeline, LLC	Guernsey Pump Station	Platte, WY	3/27/2014	487	620	619278	26N	65W	17	A 9.18 acre tract in the NW/4 of Sec 17, T26N-R65W 6th PM.

TNT Farms, Inc.	Tallgrass Pony Express Pipeline, LLC	Yoder Pump Station	Goshen, WY	8/30/2013	858	200	930301	22N	62W	31	A 6.944 acre tract in the SE/4 of Sec 31, T22N-R62W, 6th PM.

Broken Box Ranch, Inc.	Tallgrass Pony Express Pipeline, LLC	LaGrange Pump Station	Goshen, WY	8/30/2013	857	77	929719	19N	60W	31	A 10.331 acre tract in the SW/4 of Sec 31, T19N-R60W, 6th PM.

Daniel R. Hafeman and Donna C. Hafeman, as Trustees of the Hafeman Family 2001 Trust dated June 29, 2001	Tallgrass Pony Express Pipeline, LLC	Kimball Pump Station	Kimball, NE	11/19/2013	75	252		14N	56W	15	A 10.00 acre tract in the NE/4 of Sec 15, T14N-R56W, 6th PM.

Grantor	Grantee	Tract ID	County /State	Agmt Date	Book	Page	Reception	Township	Range	Section	Legal Description

Amoco Pipeline Company	K N Energy Inc	Amoco-Sterling Old Pump Station	Logan, CO	7/8/1996	903	995	619391	8N	52W	3	A 13.15 acre tract in Lot 4 of Sec 3, T8N-R52W, 6th PM.

Amoco Pipeline Company	K N Energy Inc	Amoco-Holyoke Old Pump Station	Yuma, CO	7/8/1996	765	010	481932	4N	42W	5	A 2.04 acre tract part of Sec 5, T4N-R42W, 6th PM.

TP Ranch LLLP	Tallgrass Pony Express Pipeline, LLC	Holyoke Pump Station	Yuma, CO	3/4/2014			559799	5N	44W	8	A 6.547 acre tract in the SW/4 of Sec 8, T5N-R44W, 6th PM.

Boyd F. Stroup Trustee of the Boyd F. Stroup Revocable Trust, dated September 13, 1996 and Boyd F. Stroup, Trustee of the Betty M. Stroup Family Trust	Tallgrass Pony Express Pipeline, LLC	Benkelman Pump Station	Dundy, NE	8/13/2013	56	720		2N	37W	8, 5	A 5.738 acre tract in the NW/4 of Sec 8 and the SW/4 of Sec 5, T2N-R37W, 6th PM.

Grantor	Grantee	Tract ID	County /State	Agmt Date	Book	Page	Reception	Township	Range	Section	Legal Description

Nadine Rather	Tallgrass Pony Express Pipeline, LLC	Herndon Pump Station	Rawlins, KS	7/3/2013	70	75		1S	33W	24	A 9.642 acre tract in the NE/4 of Sec 24, T1S-R33W, 6th PM.

Nadine Rather	Tallgrass Pony Express Pipeline, LLC	Herndon Pump Station Expansion	Rawlins, KS					1S	33W	24	A 1.377 acre tract in the NE/4 of Sec 24, T1S R33W, 6th PM. Closing of this fee purchase is pending as of 8/15/14.

Jeanne Townson and Peggy Carlton, Trustees of the Phyllis Jean Gillespie Irrevocable Trust dated January 9, 2013	Tallgrass Pony Express Pipeline, LLC	Jennings Pump Station	Decatur, KS	8/9/2013	B28	353		4S	27W	11	A 8.349 acre tract in the SW/4 of Sec 11, T4S-R27W, 6th PM.

Grantor	Grantee	Tract ID	County /State	Agmt Date	Book	Page	Reception	Township	Range	Section	Legal Description

Amoco Pipeline Company	K N Energy Inc	Amoco-Chalk Station and PXP MLV Old Amoco Site	Graham, KS	8/15/1996	184	648		6S	23W	10	A 4.00 tract tract in the SW/4 and NW/4 of Sec 10, T6S, R23W, 6th PM.

Lyle Billips and Kappi Billips, and Laverne Billips and Janet Billips	Tallgrass Pony Express Pipeline, LLC	Bogue Pump Station	Graham, KS	8/2/2013	262	998		6S	21W	32	A 9.70 acre tract in the NE/4 of Sec 32, T6S-R21W, 6th PM.

Lyle Billips and Kappi Billips, and Laverne Billips and Janet Billips	Tallgrass Pony Express Pipeline, LLC	Bogue Pump Station Expansion	Graham, KS					6S	21W	32	A 1.865 acre tract in the NE/4 of Sec 32, T6S-R21W, 6th PM. Closing of this fee purchase is pending as of 8/15/14.

Randal E. Adams	Tallgrass Pony Express Pipeline, LLC	Natoma Pump Station	Rooks, KS	7/12/2013	447	197		9S	16W	4	A 6.944 acre tract in the NW/4 of Sec 4, T9S-R16W, 6th PM.

Grantor	Grantee	Tract ID	County /State	Agmt Date	Book	Page	Reception	Township	Range	Section	Legal Description

Royce K. Crawford & Marilyn J. Crawford, Trustees of the Vera M. Crawford Trust No. 1 under Trust Agreement dated 12/3/2003	Tallgrass Pony Express Pipeline LLC	Lincoln Pump Station	Lincoln, KS	5/28/2013	74	293		11S	8W	25	A 7.36 acre tract in the N/2 of Sec 25, T11S-R8W, 6th PM.

Anita J. Hopkins	Tallgrass Pony Express Pipeline LLC	McPherson Pump Station	McPherson, KS	6/10/2013	657	6227		19S	5W	36	A 5.74 acre tract in the W/2W/2SW/4 of Sec 36, T19S-R5W, 6th PM.

James R. Corbin, Trustee of the James R. Corbin Revocable Trust Dated 2/1/1996	Tallgrass Pony Express Pipeline LLC	Augusta Pump Station	Butler, KS	5/29/2013	2013	21699		26S	4E	29	A 8.26 acre tract, less a 0.69 acre tract for an electric substation, in the SE/4 of Sec 29, T26S-R4E, 6th PM.

Grantor	Grantee	Tract ID	County /State	Agmt Date	Book	Page	Reception	Township	Range	Section	Legal Description

John C. Spore and Barbara Spore	Tallgrass Pony Express Pipeline LLC	Newkirk Pump Station	Kay, OK	8/13/2013	1621	610		27N	2E	17	A 5.74 acre tract in the SW/4 of Sec 17, T27N-R2E, Indian Meridian.

Amoco Pipeline Company	K N Energy Inc	Amoco-Holyoke Old Pump Station	Yuma, CO	7/8/1996	765	010	481932	4N	42W	5	A 2.04 acre tract in the E/2 of Sec 5, T4N-R42W, 6th PM.

TALLGRASS PONY EXPRESS PIPELINE (COLORADO), INC. - FEE OWNED PROPERTY

Wickham Properties, LLC	Tallgrass Pony Express Pipeline (Colorado), Inc.		Logan, CO	7/14/2014	1008	757	720584	7N	52W	7	A 3.83 acre tract in the NW/4 of Sec 7, T7N-R52W, 6th PM. together with 3.83 acre-feet in The Logan Irrigation District.

Grantor	Grantee	Tract ID	County /State	Agmt Date	Book	Page	Reception	Township	Range	Section	Legal Description

Patrick J. Woods	Tallgrass Pony Express Pipeline (Colorado), Inc.	Pawnee Pump Station	Weld, CO	3/3/2014			4000147	9N	59W	2	A 80.00 acre tract, less a 10.00 acre tract under option to be conveyed to UET Midstream, LLC, in the E/2SE/4 Sec 2, T9N-R59W, 6th PM.

NECL REALTY HOLDINGS, LLC – FEE OWNED PROPERTY

Pennee Parker Berrigan	NECL Realty Holdings, LLC		Logan, CO					8N	55W	35	A 157 acre tract in the SE/4 of Sec 35, T8N-R55W, 6th PM. Fee purchase covers an undivided 51% interest in the tract. Potential transfer into Tallgrass Pony Express Pipeline (Colorado), Inc.

Grantor	Grantee	Tract ID	County /State	Agmt Date	Book	Page	Reception	Township	Range	Section	Legal Description

Pennee Parker Berrigan	NECL Realty Holdings, LLC		Logan, CO					8N	54W	31	A 156 acre tract in Lots 1 and 2 and the E2NW (sometimes described as the NW/4) of Sec 31, T8N-R54W, 6th PM. Fee purchase covers an undivided 50% interest in the tract. Potential transfer into Tallgrass Pony Express Pipeline (Colorado), Inc.

See Schedule 3.3 for description of Liens on the Company and PXP Colorado’s material tangible personal property that will be released at or prior to Closing.

Joint Use and Occupancy Agreement dated May 8, 1996 between the Company (as successor-in-interest to K N Energy, Inc.) and Rocky Mountain Pipeline System LLC (as successor-in-interest to Amoco Pipeline Company).

Schedule 3.8

Litigation

The Company is currently party to the following pending condemnation actions:

•	Tallgrass Pony Express Pipeline, LLC v. Brian Edward McNeil and Denise McNeil, Trustees of the McNeil Family Trust Dated May 30, 2006, et al., in the District Court of Payne County, Oklahoma, CJ-2013-296.

•	Tallgrass Pony Express Pipeline, LLC, v. John M. Beal, a/k/a John Merwin Beal, et al., in the District Court of Noble County, Oklahoma, CJ-2013-39.

•	Tallgrass Pony Express Pipeline, LLC, v. James Harmon, a/k/a James C. Harmon, and Janell Harmon, Husband and Wife, et al., in the District Court of Noble County, Oklahoma, CJ-2013-40.

•	Tallgrass Pony Express Pipeline, LLC, v. Donald A. Fultz and Linda A. Fultz, Husband and Wife, et al., in the District Court of Payne County, Oklahoma, CJ-2013-294.

•	Tallgrass Pony Express Pipeline, LLC, v. Karla L. Kubecka, et al., in the District Court of Payne County, Oklahoma, CJ-2013-325.

•	Tallgrass Pony Express Pipeline, LLC, v. Phyllis Currier, et al., in the District Court of Payne County, Oklahoma, CJ-2013-326.

PXP Colorado is currently party to the following pending condemnation action: Tallgrass Pony Express Pipeline (Colorado), Inc. v. Jack E. Otzenberger, et al., in the District Court of Logan County, Colorado, Case Number 20014CV30050, Division D.

Donna and Ivar Larson previously threatened legal action against the Company, asserting that the Company’s pre-existing easement over their property is invalid for various reasons. To the Knowledge of Development and Operations, no lawsuit has been filed as of the Closing Date.

The Company has also been notified in writing of mechanic’s liens that may be asserted by the subcontractors listed below, in each case with respect to work performed on the construction of the Pony Express Pipeline. To the Knowledge of Development and Operations, no lawsuits have been filed as of the Closing Date.

•	Summit Electric Supply Co., Inc.

•	Boyd & Co. Construction, LLC

•	Wesco Distribution, Inc.

Schedule 3.9

Adverse Changes

None.

Schedule 3.11

Environmental Matters

On August 31, 2014 a small leak was detected on the Pony Express Pipeline. The total amount of crude oil that was leaked prior to containment is believed to be less than 200 barrels. The leak was located at the site of the Pony Express Pipeline pump station near Sterling, Colorado. Operations currently believes the cause of the leak is related to recent construction activities undertaken near the pump station that resulted in isolated damage to a segment of the Pony Express Pipeline.

Schedule 3.12

Licenses and Permits

None.

Schedule 3.13(a)

Contracts

Prior to Closing, the Company and PXP Colorado are parties to the Credit Agreement and the Collateral Agreement. At or prior to Closing, both entities will be released as parties to those agreements.

The Company and Shell Trading (US) Company (“STUSCO”) are parties to a Buy/Sell Agreement dated on or about July 25, 2014 regarding the purchase and sale of crude oil between the Company and STUSCO.

Sterling Terminal Lease and Operating Agreement between the Company and Tallgrass Terminals, LLC dated August 26, 2014.

Purchase and Sale Agreement between the Company and Tallgrass Interstate Gas Transmission, LLC (f/k/a Kinder Morgan Interstate Gas Transmission LLC) dated August 1, 2012.

Deeprock Terminal Lease and Operating Agreement between the Company and Deeprock Development, LLC dated November 7, 2012, as amended on May 9, 2013.

Joint Tariff Agreement for the Transportation of Crude Oil From Montana, North Dakota and Wyoming Origins Over a Through Route to Oklahoma Destinations among Belle Fourche Pipeline Company, Bridger Pipeline LLC and the Company dated May 18, 2012.

Throughput and Deficiency Agreement dated July 17, 2012 between the Company and Continental Resources, Inc.

Throughput and Deficiency Agreement dated July 16, 2012 between the Company and Conoco Phillips Company.

Throughput and Deficiency Agreement dated July 17, 2012 between the Company and Eighty-Eight Oil LLC.

Joint Tariff Agreement for the Transportation of Crude Oil From Montana, North Dakota and Wyoming Origins Over a Through Route to Oklahoma Destinations between Banner Transportation Company, L.L.C. and the Company dated May 25, 2012.

Throughput and Deficiency Agreement dated September 17, 2012 between the Company and High Sierra Crude Oil & Marketing, LLC.

Throughput and Deficiency Agreement dated September 24, 2012 between the Company and Continental Resources, Inc.

Throughput and Deficiency Agreement dated September 21, 2012 between the Company and Independent Trading and Transportation Company LLC. This Agreement was assigned from Independent Trading and Transportation Company LLC to Marathon Oil Company on November 26, 2012.

Throughput and Deficiency Agreement dated September 6, 2012 between the Company and Denbury Onshore, LLC.

Throughput and Deficiency Agreement dated September 7, 2012 between the Company and Shell Trading (US) Company.

Throughput and Deficiency Agreement dated September 7, 2012 between the Company and High Sierra Crude Oil & Marketing, LLC.

Throughput and Deficiency Agreement dated December 19, 2013 between the Company and Noble Energy, Inc.

Throughput and Deficiency Agreement dated December 4, 2013 between the Company and United Energy Trading, LLC.

Throughput and Deficiency Agreement dated December 4, 2013 between the Company and Bridger Trading, LLC.

Throughput and Deficiency Agreement dated December 11, 2013 between the Company and Coffeyville Resources Refining & Marketing, LLC.

Throughput and Deficiency Agreement dated December 11, 2013 between the Company and Kaiser Midstream, LLC.

Work Directive dated July 23, 2014 executed by the Company and Troy Construction, LLC, issued pursuant to that certain Construction Contract dated July 17, 2014.

Construction Contract dated August 19, 2014 executed by the Company and Swaggart Brothers, Inc.

Construction Agreement for the North Spread of the Lincoln to Cushing Pipeline for the Pony Express Pipeline Expansion Project dated August 30, 2013 between the Company and Jomax Construction Co., Inc.

Construction Agreement for the South Spread of the Lincoln to Cushing Pipeline for the Pony Express Pipeline Expansion Project dated August 28, 2013 between the Company and Sterling Construction Management, LLC.

Omnibus Agreement.

Cash Management Agreement dated August 27, 2014 between the Company and Operations.

Schedule Note: with respect to disclosures required pursuant to Section 3.13(a)(viii), this Schedule 3.13(a) only includes contracts and other agreements with unpaid obligations in excess of $5,000,000.

Schedule 3.13(c)

Contracts

None.

Schedule 3.21

Management Projections

The forecasts delivered pursuant to the following communications from Zach Rider: (1) email to the Conflicts Committee Chairman sent on August 3, 2014 and (2) email to the Financial Adviser sent on August 8, 2014.